UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Healthcare Realty Trust Incorporated
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3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
March 30, 2015
TO OUR SHAREHOLDERS:
You are cordially invited to attend the 2015 annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held on May 12, 2015, at 10:00 a.m. (local time) at the Company’s executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.
The following pages contain the formal notice of the annual meeting and the Company’s proxy statement, which describe the specific business to be considered and voted upon at the annual meeting. Whether or not you plan to attend the meeting, the Company would greatly appreciate your efforts to vote your shares as soon as possible by following the instructions located in the Notice of Internet Availability of Proxy Materials sent to you or in the Company’s proxy statement. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

Sincerely,

David R. Emery
Chairman and Chief Executive Officer

3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 12, 2015
TO OUR SHAREHOLDERS:
The annual meeting of shareholders of Healthcare Realty Trust Incorporated (the “Company”) will be held on Tuesday, May 12, 2015, at 10:00 a.m. (local time) at 3310 West End Avenue, Suite 700, Nashville, Tennessee, for the following purposes:

(1)	To approve an amendment to the Company's charter to declassify the Company's Board of Directors (the "Charter Proposal");

(2)
If the Charter Proposal is approved, to elect eight nominees as directors to serve one-year terms expiring at the 2016 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

(3)
If the Charter Proposal is not approved, to elect three nominees to serve as Class 1 directors to serve three-year terms expiring at the 2018 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

(4)	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company’s 2015 fiscal year;

(5)	To vote to approve, on a non-binding advisory basis, a resolution approving the Company’s compensation of its named executive officers as disclosed pursuant to Item 402 of Regulation S-K;

(6)	To approve the Healthcare Realty Trust Incorporated 2015 Stock Incentive Plan; and

(7)	To transact any other business that properly comes before the meeting or any adjournment thereof.
Holders of the Company’s Common Stock of record at the close of business on March 12, 2015 are entitled to vote at the meeting or at any adjournment of the meeting.

By order of the Board of Directors,

David R. Emery
Chairman and Chief Executive Officer
Dated: March 30, 2015

3310 West End Avenue. Suite 700
Nashville, Tennessee 37203
PROXY STATEMENT

This Proxy Statement contains information related to the annual meeting of shareholders of Healthcare Realty Trust Incorporated (the "Company") to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 12, 2015, at 10:00 a.m. (local time) for the purposes set forth in the accompanying notice, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the Annual Report to Shareholders for the Year Ended December 31, 2014 (the "Annual Report to Shareholders") are available to you on the Internet or, upon your request, will be delivered to you by mail or email in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting. Distribution of the Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") is scheduled to begin on or about March 30, 2015.
Under rules adopted by the Securities and Exchange Commission (the "SEC"), the Company is now making this Proxy Statement and the Annual Report to Shareholders available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who receive the Notice of Internet Availability by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice of Internet Availability contains instructions as to how shareholders may access and review the materials on the Internet, including information about how shareholders may submit proxies by telephone or over the Internet.
You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by telephone or Internet, or if you requested a printed copy of the proxy materials, by completing, signing, dating and returning the proxy card accompanying the materials in the envelope provided to you. Submitting your instructions or proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting. We encourage our shareholders to submit proxies in advance of the Annual Meeting. A shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your shares of the Company's common stock are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.
The close of business on March 12, 2015 has been fixed as the record date for the determination of shareholders entitled to vote at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. The inspectors of election for the Annual Meeting will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters (such as Proposal 4), but is not permitted to use its discretion and vote your shares on non-routine matters (such as Proposals 1, 2, 3, 5, and 6). We urge you to give voting instructions to your broker or nominee on all proposals. Shares that are not permitted to be voted by your broker or nominee are called "broker non-votes." These so-called "broker non-votes" will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum.
As of the close of business on the record date, the Company had 150,000,000 authorized shares of common stock, $0.01 par value (the “Common Stock”), of which 99,618,539 shares were outstanding and entitled to vote. The Common Stock is the Company’s only outstanding class of voting stock. Each share of Common Stock will have one vote on each matter to be voted upon at the meeting.

PROPOSAL 1 - CHARTER AMENDMENT TO DECLASSIFY BOARD

Background
The Company's Board of Directors has consistently demonstrated a commitment to effective and appropriate corporate governance principles. Management of the Company and the Board of Directors regularly seek the input of the Company's shareholders concerning corporate governance matters and have closely monitored the Company's policies and practices to ensure compliance with applicable laws and regulations and the listing standards of the New York Stock Exchange ("NYSE"). Discussions with Company shareholders over recent years have indicated an increasingly favorable view of a declassified board structure. In determining whether to recommend declassification to the Company's shareholders, the Board of Directors considered both the advantages and disadvantages of maintaining the classified board structure compared to providing for annual elections of all directors.

The Board of Directors recognizes that classified boards have a long history in corporate law and have many advantages. A classified board can promote continuity and is thought by some to provide stability in the management and oversight of a company's business and affairs. Classified boards also encourage directors to take a long-term perspective and may enhance shareholder value by forcing a potential acquiror seeking control of a company to initiate discussions at arms-length with the board of the company, because the entire board cannot be replaced in a single election.

The Board of Directors also considered that classified boards are seen by some to reduce the accountability of directors to shareholders, because shareholders are unable to evaluate and elect all directors on an annual basis. Director elections provide shareholders with an opportunity to express their views on the performance of individual directors and many institutional investors believe that the election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing these policies. A classified board structure affords shareholders this opportunity only once every three years for any particular individual director.

After deliberations over the considerations noted above, the Board of Directors unanimously decided to submit this proposal to declassify the board to the shareholders.

Proposed Amendment
The Company's Second Articles of Amendment and Restatement, as amended (the "Charter"), currently provides that the Board of Directors is divided into three classes, with the classes serving staggered three-year terms. After careful consideration, the Board of Directors has approved, and recommends to the Company's shareholders, an amendment to the Charter to declassify the Board of Directors. This amendment would allow the Company's shareholders to vote on the election of the entire Board of Directors each year, rather than on a staggered basis. The general description of this proposed amendment is qualified in its entirety by reference to the complete text of the proposed Articles of Amendment, which is attached as Appendix A to this Proxy Statement.

In addition to the Charter Amendment, the Board of Directors has provisionally approved an amendment to the Company's Bylaws to conform the Bylaws to the Charter amendment and implement the declassification of the Board of Directors. The Company's shareholders are not being asked to vote to approve the amendment to the Bylaws.

If the shareholders approve this proposal, then effective upon acceptance for record of the Articles of Amendment by the State Department of Assessments and Taxation of Maryland, all of our directors, including those whose terms would otherwise not expire at this Annual Meeting and those whose terms already expire at this Annual Meeting will stand for election to a one-year term expiring at the 2016 Annual Meeting of Shareholders. Thereafter, all of the Company's directors would be subject to annual elections to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

If the shareholders fail to approve this proposal, the Board of Directors will continue to be divided into three classes of directors elected for staggered three-year terms, and the shareholders will vote on Proposal 3 for the election of three directors whose terms expire at this Annual Meeting and have been nominated to stand for election. In such event, the directors whose terms do not expire at this meeting will continue to serve for the remainder of the terms for which they were elected.

Adoption of Charter Proposal
Approval of this proposal requires the affirmative vote of at least two-thirds of all votes entitled to be cast by the Company's shareholders on the matter. Abstentions and broker non-votes will not be counted as votes cast and will effectively be treated as votes against the proposal.

The Board of Directors recommends a vote FOR this proposal to approve the amendment to the Charter to declassify the Board of Directors.

PROPOSAL 2 - ELECTION OF EIGHT DIRECTORS

The Board of Directors has approved an amendment to the Charter that, if approved by the shareholders at the Annual Meeting, will eliminate the three-year staggered terms of the directors effective at the Annual Meeting. Accordingly, if the Charter Proposal is approved by the shareholders, any directors whose terms would not otherwise expire at the Annual Meeting will stand for election to a one-year term that would expire at the 2016 Annual Meeting of Shareholders. The three directors whose current terms expire at this Annual Meeting have also been nominated to stand for election to a one-year term expiring at the 2016 Annual Meeting of Shareholders. If the shareholders do not approve the Charter Proposal, this Proposal 2 will not be effective and, instead, Proposal 3 will be submitted in its place.
The Charter does not provide for cumulative voting and, accordingly, each shareholder may cast one vote per share of Common Stock for each nominee. According to Maryland law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. An abstention may not be specified with respect to the election of directors. Broker non-votes will have no effect on the outcome of the election. The Company has a director resignation policy that is applicable to any director that does not receive a majority of votes cast “for” his or her election to the board in an uncontested election. This policy is described in greater detail on page 7 of this Proxy Statement.
Unless a proxy specifies otherwise or results in a broker non-vote because of the failure of a shareholder to execute or return the proxy with instructions, the persons named in the proxy will vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the Board of Directors upon the recommendation of the Corporate Governance Committee.
Qualifications of Directors and Nominees to be Directors
As described in the table below, the Board of Directors is comprised of individuals from differing backgrounds and experiences. The Board believes that each director possesses unique qualifications, skills and attributes that complement the performance of the full Board. The experiences that each has obtained from their respective professional backgrounds, as set forth individually in the table below, have qualified them to serve on the Board of Directors. The Board also believes that the directors work together well and contribute individual strengths and skills to effectively carry out the Board’s duties.
The nominees for election as directors are:

Name	Age	Principal Occupation, Directorships and Qualifications	Director Since
David R. Emery	70	Mr. Emery serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. His understanding of the business of the Company and his leadership role since founding the Company in 1992 have enabled him to provide unique insight and leadership to the Board. His significant equity stake in the Company has also further aligned the Board with shareholder interests.	1993
Errol L. Biggs, Ph.D.	74	Dr. Biggs is Director of Graduate Programs in Health Administration at the University of Colorado. He also serves as President of Biggs & Associates, a healthcare consulting company located in Castle Rock, Colorado. Dr. Biggs’ experience has added to the Board’s knowledge of best practices in corporate governance, particularly in the healthcare industry. Additionally, his experience with healthcare consulting has provided the Board with insight regarding matters affecting the Company’s tenants and hospital relationships.	1993
Charles Raymond Fernandez, M.D.	71	Dr. Fernandez retired in August 2008 as Chief Executive Officer of the Piedmont Clinic in Atlanta, Georgia. As a medical doctor, Dr. Fernandez’s experience provides the Board with insight regarding matters of importance to the Company’s physician tenants. His experience in managing a large clinic of doctors provides particularly valuable insight regarding physician perspectives and hospital relationships.	1993
Edwin B. Morris III	75	Mr. Morris previously served as Managing Director for Morris & Morse Company, Inc., a real estate advisory and investment firm in Boston, Massachusetts. Mr. Morris’ experience in real estate financing and investment is valued for the Board’s evaluation and oversight of the Company’s investment opportunities and strategies.	1993

John Knox Singleton	66	Mr. Singleton is President and Chief Executive Officer of Inova Health System headquartered in Falls Church, Virginia. He also serves as a director of Washington Mutual Investors Fund and Virginia Tax Exempt Fund, each a mutual fund located in Washington, D.C. The experience Mr. Singleton has gained in these roles has enabled him to provide the Board with insight regarding the business of large not-for-profit health systems, as well as general compensation practices and governance matters.	1993
Bruce D. Sullivan, CPA	74	Mr. Sullivan retired in October 2001 as managing partner of the Nashville office of Ernst & Young LLP. Mr. Sullivan is a certified public accountant and also serves as a director of a small private company. Mr. Sullivan’s financial expertise has added strength to the Board as an audit committee financial expert. Additionally, the experience he gained in public accounting has added depth of knowledge to the Board regarding matters of finance, accounting and risk oversight.	2004
Roger O. West, CPA	70
Mr. West served as the Company’s general counsel from 1994 until 2003. From 2003 until 2008, he served in a non-executive role as the Company’s special counsel. From 1999 until 2006, Mr. West served as a director of 3333 Holding Corp., a NYSE company traded in tandem with Centex, Inc. and that served as the corporate general partner of Centex Development Company. Mr. West, an attorney and certified public accountant who meets the qualifications of an audit committee financial expert, enhances the Board’s understanding of corporate law and accounting and his experience as a former executive officer of the Company brings to the Board institutional knowledge regarding the Company’s long-held investments and tenant relationships.
			2010
Dan S. Wilford	74	Mr. Wilford retired in November 2002 as President and Chief Executive Officer of Memorial Hermann Healthcare System, a major hospital system in Houston, Texas. He serves as a director of LHC Group, Inc., a home healthcare provider headquartered in Lafayette, Louisiana. His experience gained from these roles and others has added value to the Board’s corporate governance oversight and added to its understanding of the healthcare industry and matters affecting the Company’s tenants and healthcare system relationships.	2002
Except as indicated, each of the nominees and continuing directors has had the principal occupation indicated for more than five years. Each nominee has consented to be a candidate and to serve if elected.

The Board of Directors recommends that the shareholders vote FOR the election of all of the proposed nominees to the Board of Directors.

PROPOSAL 3 - ELECTION OF THREE DIRECTORS (IF NECESSARY)

While the Board of Directors is requesting that the shareholders vote on Proposal 3, the vote will not be effective if the Company's shareholders approve the Charter Proposal.
The Company's charter currently provides that the Board of Directors is divided into three classes having three-year terms that expire in successive years. The current three-year term of the Class 1 directors expires at the Annual Meeting. Upon the recommendation of the Company’s Corporate Governance Committee, the Board of Directors has nominated Errol L. Biggs, Charles Raymond Fernandez, M.D., and Bruce D. Sullivan to be elected as Class 1 directors to serve until the annual meeting of shareholders in 2018 or until their successors have been elected and qualified. The Board of Directors has made these nominations ONLY in the event that Proposal 1 is not approved by the shareholders and the Board of Directors remains classified. Each nominee has consented to be a candidate and to serve if elected. In the event that the Charter Proposal is not approved by the shareholders and the Class 1 directors standing for election at the Annual Meeting are elected, the directors will serve in the classes specified below:

Name	Class	Date that Term Expires
Errol L. Biggs, Ph.D.	Class 1	2015 Annual Meeting
Charles Raymond Fernandez, M.D.	Class 1	2015 Annual Meeting
Bruce D. Sullivan	Class 1	2015 Annual Meeting
Edwin B. Morris III	Class 2	2016 Annual Meeting
John Knox Singleton	Class 2	2016 Annual Meeting
Roger O. West	Class 2	2016 Annual Meeting
David R. Emery	Class 3	2017 Annual Meeting
Dan S. Wilford	Class 3	2017 Annual Meeting
See Proposal 2 for information about the vote required for the election of directors.

The Board of Directors recommends that the shareholders vote FOR Mr. Biggs, Dr. Fernandez, and Mr. Sullivan to serve as Class 1 directors.

_______________________________________________________________________

CORPORATE GOVERNANCE

Leadership Structure
Since the Company’s inception, Mr. Emery has served as the Chairman of the Board of Directors and the Company’s Chief Executive Officer. The Board of Directors believes that this structure is appropriate given Mr. Emery’s performance since founding the Company. The Board of Directors believes that, in its particular circumstances, a unified Chairman and Chief Executive Officer position provides clarity of leadership and operating efficiencies derived from Mr. Emery’s familiarity with the industry and business. Further, his experience in working closely with the Company’s officers increases the Board’s effectiveness in its role of monitoring the management of the Company. In addition, Mr. Emery’s significant ownership interest in the Company further aligns the Board’s interest with that of the shareholders.

Lead Independent Director; Non-Management Executive Sessions; Communicating with the Board
Periodically, and no less frequently than quarterly, the independent directors meet in executive session. The non-management directors have appointed Edwin B. Morris III as lead director to preside over the non-management executive sessions. During 2014, the non-management directors held four executive sessions. Any interested party may communicate with the non-management directors as a group by contacting Mr. Morris in writing c/o Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. Any interested party may communicate directly with the full Board of

Directors or any individual director by writing to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Secretary. The Secretary of the Company will review all correspondence intended for the entire Board and will forward to the Board copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention.

Committee Membership
The Board of Directors has an Executive Committee, Corporate Governance Committee, Audit Committee, and Compensation Committee. The Board of Directors has adopted written charters for each committee, except for the Executive Committee. The committee charters are posted in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab and are available in print to any shareholder who requests a copy.
All committee members are non-employee, independent directors, except Mr. Emery. The following table sets forth the current members of the committees:

Name	Executive	Corporate Governance	Audit	Compensation
Errol L. Biggs, Ph.D.		X	X
David R. Emery	(X)
Charles Raymond Fernandez, M.D.				X
Edwin B. Morris III				(X)
John Knox Singleton	X			X
Bruce D. Sullivan (1)			(X)
Dan S. Wilford	X	(X)
Roger O. West (1)		X	X

( )	Chairman
(1)	The Board has determined that Mr. Sullivan and Mr. West meet the criteria to be audit committee financial experts.

Committee Duties

Executive Committee	No meetings in 2014

•
Acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company, except those matters that cannot by law be delegated by the Board.

Corporate Governance Committee	Four meetings in 2014

•	Reviews and implements the Corporate Governance Committee charter and reports to the Board.

•	Develops and implements policies and practices relating to corporate governance.

•	Monitors implementation of the Company’s Corporate Governance Principles.

•	Develops criteria for selection of members of the Board.

•	Seeks individuals qualified to become Board members for recommendation to the Board.

•	Evaluates the independence and performance of individual directors.

Audit Committee	Five meetings in 2014

•	Reviews and implements the Audit Committee charter and reports to the Board.

•
Selects the Company’s independent registered public accounting firm (whose duty it is to audit the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year in which it is appointed) and has the sole authority and responsibility to pre-approve all audit and audit-related fees and terms, as well as all significant permitted non-audit services by the Company’s independent registered public accounting firm.

•	Meets with the independent registered public accounting firm and management of the Company to review and discuss the scope of the audit and all significant matters related to the audit.

•	Reviews the adequacy and effectiveness of the Company’s internal control over financial reporting with management, the internal audit function, and the independent registered public accounting firm.

•	Reviews the financial statements and discusses them with management and the independent registered public accounting firm.

•	Reviews and discusses with management the Company's major financial risk exposures and steps taken by management to monitor and mitigate such exposure.

•
Reviews and discusses with management the information contained in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, earnings press releases, and financial information provided to the public.

Compensation Committee	Five meetings in 2014

•	Reviews and implements the Compensation Committee charter and reports to the Board.

•	Annually reviews corporate performance relevant to the compensation of the Company’s executive officers and key employees.

•
Establishes a general compensation policy and approves salaries paid to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table that appears under the section entitled “Executive Compensation” in this Proxy Statement (collectively, the “Named Executive Officers”) and fees paid to directors.

•
Administers the Company’s stock plans, retirement plan and employee stock purchase plan. Determines, subject to the provisions of the Company’s plans, the directors, officers and employees of the Company eligible to participate in each of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

•	Gives consideration to the development and succession of the Named Executive Officers and considers potential successors to the Chief Executive Officer.

Code of Ethics
The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all officers, directors, and employees of the Company, including its principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. The Code of Ethics is posted in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab and is available in print free of charge to any shareholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, Attention: Investor Relations. The Company intends to satisfy the disclosure requirement regarding any amendment to or a waiver of, a provision of the Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions by posting such information on its website.

Director Resignation Policy
The Board of Directors adopted a director resignation policy in January 2012. This policy provides that, in an uncontested election, any director who receives a greater number of withheld votes than votes for election must tender his or her resignation to the Board promptly following certification of the shareholder vote. Upon such resignation, the Corporate Governance Committee will have 45 days following certification of the shareholder vote to consider the resignation and recommend to the Board whether or not to accept such resignation. Following the recommendation of the Corporate Governance Committee, the Board must decide within 90 days of certification of the shareholder vote whether or not to accept the resignation. After making its decision, the Board will promptly disclose the decision in a Form 8-K filed with the SEC. The Director Resignation Policy is included in the Company’s Corporate Governance Principles, which are posted in the Corporate Governance section of the Company’s website at www.healthcarerealty.com under the “Investor Relations” tab.

Meeting Attendance
The Board of Directors held a total of five meetings in 2014. Each director attended at least 75% of the meetings of the Board and committees of the Board on which such director served. The Company has not adopted a formal policy regarding director attendance at annual meetings of shareholders, but encourages each member of the Board of Directors to attend. One member of the Board attended the 2014 Annual Meeting of Shareholders.

Director Education
The Corporate Governance Committee has adopted a set of education guidelines and encourages all directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments on the Board of Directors. Each director is requested to attend at least one director education program during his or her three-year term as director. The Company pays for each director’s expenses incurred to attend director education programs.

Risk Oversight
The Board of Directors is responsible for overseeing the Company’s overall risk management as part of determining a business strategy designed to provide long-term value to the Company’s shareholders. The Board of Directors oversees the Company’s exposure to risk through various means, including specific communications with management. Board deliberations involving strategy and operational initiatives are integrated with reviews of risk exposure to the Company. In addition to reviewing significant transactions, such as capital raises or investments, for consistency with the Company’s risk profile, the Board annually reviews risks affecting the Company as part of management’s review of appropriate risk factor disclosures. The Board regularly communicates with members of the management team, including officers responsible for identifying potential investments and bringing those investments to fruition, either through acquisition or development. The Board also discusses with management on at least a semi-annual basis the Company’s internal forecast, including discussions regarding the Company’s acquisition and development pipeline. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by monitoring, reviewing and discussing the Company’s financial risk exposures. The Audit Committee considers enterprise level risks and financial risks and discusses with management those risks and the measures taken by the management team to mitigate such risks. The Compensation Committee assesses risks related to the Company's executive compensation programs, as discussed further on page 18 of this Proxy Statement. The Company believes that these interactions between the Board and the management team regarding risk exposures and mitigation strengthen and focus the combined efforts of management and the Board on developing strategies that contain risk and enhance long-term shareholder value.

Independence of Directors
The Board of Directors has adopted a set of Corporate Governance Principles (the “Principles”), addressing, among other things, standards for evaluating the independence of the Company’s directors. The full text of the Principles can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab. A copy may also be obtained upon request from the Company’s Secretary.
Pursuant to the Principles, the Board undertook its annual review of director independence under the leadership of the Corporate Governance Committee in February 2015. During this review, the Corporate Governance Committee and the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and equity investors. The Corporate Governance Committee and the Board also examined transactions and relationships between directors or their affiliates and members of senior management or their affiliates. As provided in the Principles, the purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that a director is independent.
To aid in making its annual review of director independence, the Board has adopted categorical standards for determining independence. A director is independent unless:

•
The director is or has been an employee of the Company within the past three years or has an immediate family member that is or has been an executive officer of the Company within the past three years;

•
The director, or his or her immediate family member, has received more than $120,000 within any of the past three years in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
(A) The director, or his or her immediate family member, is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the Company’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director, or his or her immediate family member, was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

•
The director, or his or her immediate family member, has been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee within the past three years;

•
The director is a current employee, or has an immediate family member that is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such company’s consolidated gross revenues within the past three years; or

•	The director has any other material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

In addition to the above criteria, with respect to members of the Compensation Committee, the Board considers all factors relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member. Specifically, the Board considers the source of compensation of such director, and whether the director receives compensation from any person or entity that would impair his or her ability to make independent judgments about executive compensation. The Board also considers whether the director is affiliated with the Company, any subsidiary of the Company or any affiliate of a subsidiary of the Company.
As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the standards adopted pursuant to the Principles with the exception of Mr. Emery.

Director Nominee Evaluation Process
The Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. As part of its duties, the Corporate Governance Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. A copy of the Corporate Governance Committee’s charter can be found in the Corporate Governance section of the Company’s website, www.healthcarerealty.com, under the “Investor Relations” tab.
Once the Corporate Governance Committee has identified a prospective nominee, the Corporate Governance Committee reviews the information provided to the Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Corporate Governance Committee then evaluates the prospective nominee against the following standards and qualifications:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	Whether the prospective nominee would meet the Company’s criteria for independence in accordance with the Principles and as required by the New York Stock Exchange;

•
The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Principles; and

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.
The Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Corporate Governance Committee has no specific policy regarding director diversity. In connection with this evaluation, the Corporate Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation, the Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines whether to nominate such persons after considering the recommendation and report of the Corporate Governance Committee.

Shareholder Recommendation or Nomination of Director Candidates
The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise. The Corporate Governance Committee has not specifically adopted a policy regarding the consideration of shareholder nominees for directors, but its general policy is to welcome and consider any recommendations for future nominees. The Corporate Governance Committee will consider for nomination as director of the Company any director candidate recommended or nominated by shareholders in accordance with the process outlined below.
Shareholders wishing to recommend candidates for consideration by the Corporate Governance Committee may do so by providing the candidate’s name, qualifications and other pertinent information in writing to the Corporate Governance Committee, c/o Secretary, Healthcare Realty Trust Incorporated, 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203.
Such information should include:

•	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;

•
A representation that the shareholder is a holder of record or a beneficial holder of stock of the Company entitled to vote at the meeting (including the number of shares the shareholder owns and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
A description of all relationships, arrangements, and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•
Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director of the Company if so elected, with such written consent attached thereto.
The bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors subject to the following notice requirements. This is the procedure to be followed for direct nominations, as opposed to recommendation of nominees for consideration by the Corporate Governance Committee. To be timely for the 2016 annual meeting, such notice must be received by the Company at its executive offices no earlier than November 1, 2015 nor later than December 1, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 31, 2015, the beneficial ownership of the Company’s equity securities as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. As of January 31, 2015, there were 99,409,062 shares of the Company’s Common Stock outstanding.

Name of Beneficial Owner	Common Shares Beneficially Owned		Percent of Common Shares Beneficially Owned
David R. Emery	784,669	(1)(2)	*
Scott W. Holmes	266,590	(3)	*
John M. Bryant, Jr.	128,076	(4)	*
B. Douglas Whitman, II	98,109	(5)	*
Todd J. Meredith	80,968	(6)	*
Errol L. Biggs, Ph.D.	36,772	(7)	*
Charles Raymond Fernandez, M.D.	23,214	(7)	*
Edwin B. Morris III	30,383	(7)	*
John Knox Singleton	23,796	(8)	*
Bruce D. Sullivan	27,759	(7)(9)	*
Roger O. West	59,474	(7)(10)	*
Dan S. Wilford	36,414	(7)(11)	*
All executive officers, directors and nominees to be director as a group (12 persons)	1,596,224		1.61%

The Vanguard Group	13,847,643	(12)	14.10%
Invesco Ltd.	11,495,261	(13)	11.70%
BlackRock, Inc.	11,261,372	(14)	11.50%
CBRE Clarion Securities, LLC	7,411,325	(15)	7.55%
Vanguard Specialized Funds - Vanguard REIT Index Fund	7,234,705	(16)	7.36%

*	Less than 1%

(1)	Includes 168,100 shares held by the Emery Family 1993 Irrevocable Trust. Mr. Emery is a beneficiary of the trust, but has no voting or investment power with respect to the shares owned by the trust.

(2)	Includes 87,779 shares of restricted stock.

(3)	Includes 232,431 shares of restricted stock.

(4)	Includes 110,757 shares of restricted stock.

(5)	Includes 92,985 shares of restricted stock.

(6)	Includes 80,206 shares of restricted stock.

(7)	Includes 9,050 shares of restricted stock.

(8)	Includes 11,447 shares of restricted stock, 2,000 shares held by Mr. Singleton in a living trust, 3,306 shares owned in an IRA.

(9)	Includes 2,760 shares owned by Mr. Sullivan’s wife.

(10)	Includes 35,643 shares held by a family limited partnership, of which Mr. West is the general partner.

(11)	Includes 3,975 shares held in trust.

(12)
Information is based on a Schedule 13G filed on February 10, 2015 by The Vanguard Group, Inc., an investment adviser located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group, Inc. reported that it possesses the sole power to vote 272,830 shares, shared power to vote 80,800 shares, sole power to dispose of 13,628,313 shares and shared power to dispose of 219,330 shares of the Common Stock. The Vanguard Group, Inc. reports that the reported shares held by its subsidiaries are as follows: Vanguard Fiduciary Trust Company is the beneficial owner of 128,030 shares as a result of its serving as investment manager of collective trust accounts; and

Vanguard Investments Australia, Ltd. is the beneficial owner of 236,100 shares as a result of its serving as investment manager of Australian investment offerings.

(13)
Information is based on a Schedule 13G filed on February 3, 2015 by Invesco Ltd., an investment adviser located at 1555 Peachtree Street NE, Atlanta, Georgia 30309. Invesco Ltd. reported that, through various of its subsidiaries, it possesses the sole power to vote 6,069,070 shares and sole power to dispose of 11,495,261 shares of the Common Stock.

(14)
Information is based on a Schedule 13G filed on January 9, 2015 by BlackRock, Inc., a holding company located at 55 East 52nd Street, New York, New York 10022. BlackRock, Inc. reported that, through various of its subsidiaries, it possesses the sole power to vote 11,010,749 shares and to dispose of 11,261,372 shares of the Common Stock.

(15)
Information is based on a Schedule 13G filed on February 13, 2015 by CBRE Clarion Securities, LLC, an investment adviser located at 201 King of Prussia Road, Suite 600, Radnor, Pennsylvania 19087. CBRE Clarion Securities, LLC reported that it possesses sole power to vote 3,545,203 shares and sole power to dispose of 7,411,325 shares of the Common Stock.

(16)
Information is based on a Schedule 13G filed on February 6, 2015 by Vanguard Specialized Funds - Vanguard REIT Index Fund, an investment firm located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard Specialized Funds - Vanguard REIT Index Fund reported that it possesses the sole power to vote 7,234,705 shares of the Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 2014.
During 2014, based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that all reports required to be filed with the SEC by Section 16(a) during the most recent fiscal year were timely filed, except that Mr. Batey Gresham, a director of the Company until his resignation effective November 5, 2014, sold 1,757 shares of the Common Stock on March 7, 2014 that were inadvertently reported late on March 12, 2014.

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2015. Representatives of this firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2015. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review. Abstentions and broker non-votes will have no effect on the outcome of the vote as to this proposal.
Audit and Non-Audit Fees
The following table details fees for professional audit services rendered by BDO USA, LLP to the Company for the last two fiscal years.

	2014	2013
Audit fees(1)	$691,700	$735,704
Audit-related fees(2)	—	2,875
Tax fees(3)	5,634	—
All other fees	—	—
Total	$697,334	$738,579
___________________

(1)
Fees for services related to the audit of the Company’s consolidated financial statements and internal control over financial reporting of $616,693 and $601,321, respectively, for 2014 and 2013, and fees in connection with the Company’s equity and debt offerings in 2014 and 2013 of $75,007 and $134,383, respectively.

(2)	Fees for services performed related to SEC comment letters received by the Company pertaining to its periodic filings.

(3)	Fees for tax consulting services related to tangible property regulations.
For the purpose of ensuring the continued independence of BDO USA, LLP, the Company determined that its independent registered public accounting firm will not provide consulting services to the Company. Additionally, the charter of the Audit Committee provides that the Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm. Proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee. All services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO USA, LLP was compatible with the maintenance of such accounting firm’s independence in the conduct of its auditing functions.
The Board of Directors recommends that the shareholders vote FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.
The Audit Committee of the Board of Directors of the Company consists entirely of directors who meet the independence and experience requirements of the NYSE. Audit Committee members may serve on the audit committees of no more than three public companies.
Pursuant to the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, the Company must disclose which members, if any, of the Audit Committee are “audit committee financial experts” (as defined in the SEC’s rules). The Company’s Board of Directors has determined that Bruce D. Sullivan, the chairman of the Audit Committee, and Roger O. West meet the criteria to be “audit committee financial experts.”
The Company’s management has primary responsibility for preparing the Company’s Consolidated Financial Statements and implementing internal controls over financial reporting. The Company’s 2014 independent registered public accounting firm, BDO USA, LLP, is responsible for expressing an opinion on the Company’s Consolidated Financial Statements and on the effectiveness of its internal control over financial reporting.
The role and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website.
As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the Consolidated Financial Statements and the reporting process. The Company’s independent registered public accounting firm, or “independent accountant,” is responsible for performing an audit of the Company’s Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States of America) and expressing an opinion on the conformity of the Consolidated Financial Statements to accounting principles generally accepted in the United States of America and on the effectiveness of internal control over financial reporting. Internal audit is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.
To fulfill its responsibilities, the Audit Committee has met and held discussions with management and the Company’s independent accountant concerning the Consolidated Financial Statements for the fiscal year ended December 31, 2014 and the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the Consolidated Financial Statements with management and the independent accountants. The Audit Committee discussed with the independent accountants all communications required by the Public Company Accounting Oversight Board (United States).
In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
The Audit Committee discussed with internal audit the Company’s internal controls and reporting procedures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing function, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Based on the Audit Committee’s review of the audited Consolidated Financial Statements and discussions with management and BDO USA, LLP, as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited Consolidated Financial Statements for the fiscal year ended December 31, 2014 be included in the Company’s Annual Report on Form 10-K and that the Form 10-K be filed with the SEC.
Members of the Audit Committee:
Bruce D. Sullivan, CPA (Chairman)
Errol L. Biggs, Ph.D.
Roger O. West, CPA

COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview
2014 Performance
In 2014, the Company made accretive new investments, realized strong internal growth in its core portfolio, achieved significant leasing progress in its development conversion properties (development properties nearing full stabilization), improved the quality of its portfolio through targeted dispositions, and executed a number of significant capital strategies.
Highlights in 2014 included:

•	the Company's total shareholder return for 2014 was 34.70%;

•	in the Company's same store multi-tenant portfolio for the fourth quarter of 2014, contractual increases for in-place leases averaged 2.9% and cash leasing spreads for renewals averaged 4.0%;

•	Normalized Funds from Operations, or "FFO," grew 16.1% in 2014 to $141.3 million from $121.7 million;

•	Normalized FFO per share increased 10.6% in 2014 from $1.32 to $1.46;

•	Net operating income, or "NOI," grew by 19.2% in 2014 to $220.9 million from $185.4 million;

•	the Company's dividend payout percentage decreased throughout 2014, with the fourth quarter dividend of $0.30 per share representing a 78.95% payout percentage on Normalized FFO per share of $0.38;

•	the acquisition of six medical office buildings for a total of $83.1 million, each of which was on or adjacent to a leading, investment grade rated health system;

•	the disposition of nine properties, eight of which were off-campus properties, totaling $34.9 million, which generated an accretive source of capital for higher yielding, stabilized investments;

•
NOI at the development conversion properties reached $4.2 million per quarter in the fourth quarter and is expected to be $5.1 million when all occupants are in place and paying rent for an entire quarter;

•	the issuance of approximately 3.0 million shares of common stock at an average price of $25.55 per share, generating $75.7 million in net proceeds; and

•	the Company maintained conservative debt metrics, with its fixed charge coverage ratio at 2.8x, its total debt to EBITDA at 6.4x and its leverage ratio at 42.4% at December 31, 2014.

Executive Incentive Program
The Company has an Executive Incentive Program under which the Named Executive Officers may earn incentive awards in the form of cash and restricted stock. Cash incentive awards are based on individual and Company performance. Company performance is measured over a four-quarter period against targeted financial and operational metrics set in advance by the Compensation Committee. Restricted stock awards are based on the Company's relative total shareholder return performance over one-year and three-year periods, measured against 20 peer group companies used for comparison. Named Executive Officers may also receive restricted stock awards by electing to convert cash incentive awards into restricted stock. Restricted stock awards made under the Executive Incentive Program are granted pursuant to the Company's 2007 Employees Stock Incentive Plan (the "2007 Incentive Plan"). The various awards available under the Executive Incentive Program are discussed below under the heading "Components of Compensation." All of the Named Executive Officers are participants in the Executive Incentive Program.

For the year ended December 31, 2014, the Company achieved a total shareholder return of 34.70%, placing it at the 80th percentile among the peer group. For the three-year period ended December 31, 2014, the Company achieved a total shareholder return of 70.75%, placing it at the 45th percentile of the peer group over the three-year period. Under the Executive Incentive Program, the Named Executive Officers were eligible for performance-based restricted stock awards as discussed below.

Say on Pay
The Company received a favorable say-on-pay vote at its 2014 Annual Meeting of Shareholders, with approximately 97% of the votes cast supporting the Company's executive compensation. The Compensation Committee believes that the vote reflected a favorable view of the alignment between pay and performance.

Actuarial-Driven Change in Pension Value
Since 1993, the Company has had in place the Executive Retirement Plan in which Mr. Emery is a participant. Each year, the actuarial value of the Company's pension benefit obligation is measured. SEC rules require that any positive (but not negative) change in pension value for a Named Executive Officer be reflected in the Summary Compensation Table included elsewhere in this Proxy Statement. However, the benefits to plan participants are defined and the fluctuations in pension benefit obligations that are reflected on the Company's financial statements and in the Summary Compensation Table do not reflect additional value to the participant. For the years 2011, 2012, and 2013, this change was negative. In 2008, the Company froze Mr. Emery's maximum annual benefit under the Executive Retirement Plan at $896,000, before periodic cost of living increases. The 2014 Summary Compensation Table reflects an increase in pension value for Mr. Emery of approximately $2.5 million over the value recorded as of December 31, 2013. The increase is largely the result of a reduction in the interest rate used for present value discounting of plan benefits from 4.92% in 2013 to 4.08% in 2014, as well as the use of new mortality tables that reflect longer average life spans. Notwithstanding the increase in the actuarial value of Mr. Emery's pension, he is still entitled to the same post-retirement income stream, as described on page 27 below.

Comprehensive Compensation Policy
The Compensation Committee believes that the compensation of the Company’s officers, including the Named Executive Officers, should align their interests with those of the shareholders, link executive compensation to the Company's overall performance, provide a competitive level of total compensation necessary to attract and retain talented and experienced officers, and motivate the officers to contribute to the Company’s success.

Pay For Performance
The Executive Incentive Program is designed to directly link compensation to performance. The Company believes that the combination of individual performance, objective core operating metrics and shareholder return provides the best incentive structure for the growth of long-term shareholder value. The Company’s strategy revolves around acquiring, leasing, developing and managing high-quality medical office and other outpatient facilities. Through the Executive Incentive Program, the Named Executive Officers are rewarded for attaining the Company's objectives of sustained growth in revenue and NOI, selective pursuit of acquisition and development opportunities, and effective management of the Company's cost of capital.

Restricted Stock
Since inception, the Company has used restricted stock grants as the primary means of delivering long-term incentive compensation to its officers. These grants of restricted stock have generally been subject to cliff vesting periods ranging from three to eight years. The Compensation Committee believes that restricted stock grants with long vesting periods align the interests of officers and shareholders and provide strong incentives to the officers both to grow the value of the stock and to maintain the dividend payment. The officers personally benefit from these efforts through their restricted stock awards, which receive dividends at the same rate as unrestricted common stock. Prior to vesting, the restricted stock grants are subject to forfeiture in the event that the officer voluntarily leaves employment or is terminated for cause. As such, the Company’s officers essentially have to earn this equity compensation twice: the first time through their efforts to meet the initial performance criteria necessary for a grant of restricted stock to be made; and the second time by continued service through the at-risk vesting period. The Company discourages the hedging of Company securities by the Named Executive Officers and directors. None of the Named Executive Officers or directors have entered into any hedging arrangements with respect to Company securities. In addition, restricted shares may not be sold, assigned, pledged or otherwise transferred.

The Compensation Committee believes that restricted stock arrangements foster a focus on long-term performance by the Company’s officers. Excluding the non-cash change in pension value associated with Mr. Emery's retirement benefit, 49.09% of the aggregate total compensation for Named Executive Officers in 2014 was paid in the form of restricted stock having cliff vesting periods of three, five, or eight years. The Compensation Committee believes that this further demonstrates alignment of the interests of the Named Executive Officers with that of the Company’s shareholders,

Compensation Parity
There are no material differences in the compensation policies and decisions relating to the compensation of the different Named Executive Officers, except that Mr. Emery participates in the Company’s Executive Retirement Plan and the other Named Executive Officers do not. The Executive Retirement Plan is discussed in greater detail on page 27 of this Proxy Statement. The Executive Retirement Plan was established early in the Company’s existence for the benefit of the founding officers. The Compensation Committee believes that this distinction is appropriate given the founder status of Mr. Emery.

Stock Ownership Guidelines
The Compensation Committee believes that it is in the best interests of the shareholders to encourage all employees, especially the Named Executive Officers, to increase their equity position in the Company to promote share ownership and further align employee and shareholder interests. In 2011, the Compensation Committee adopted stock ownership guidelines applicable to the Named Executive Officers and directors. Under these guidelines, the Chief Executive Officer should hold Common Stock with a fair market value equal to five times his current base salary, net of elective deferrals, as of April 1 each year. All executive vice presidents should hold Common Stock with a fair market value equal to three times their current base salary, net of elective deferrals, as of April 1 each year. Each non-employee director should hold common stock with a fair market value equal to three times such director’s then current annual retainer. The guidelines provide that all owned stock, both restricted and unrestricted, counts towards the ownership guidelines for officers and directors. Officers and directors who are subject to these guidelines have five years from the date that they first become subject to the guidelines to comply with its terms. As of January 31, 2015, all of the Company’s non-employee directors and the Named Executive Officers met the stock ownership guidelines. As of January 31, 2015, the multiples of stock held to base salary for the Named Executive Officers were as follows:

Named Executive Officer	Fair market value of stock holdings as multiple of current base salary, net of elective deferrals
David R. Emery	24.20x
Scott W. Holmes	34.16x
John M. Bryant, Jr.	10.27x
B. Douglas Whitman, II	7.44x
Todd J. Meredith	7.64x

Compensation "Clawbacks"
If the Company is required to restate its financial statements as a result of misconduct, Section 304 of the Sarbanes-Oxley Act requires the Chief Executive Officer and the Chief Financial Officer to reimburse the Company for: (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the financial statements; and (ii) any profits realized from the sale of Company securities during those 12 months. Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act directs the SEC to promulgate additional rules requiring companies listed on stock exchanges to adopt policies regarding the recovery of executive compensation from executive officers for accounting restatements resulting from material noncompliance with any financial reporting requirement under the securities laws. The Compensation Committee is awaiting the adoption and publication of these new rules, upon which it plans to adopt policies commensurate with these new rules and appropriate for the Company.

Compensation Methodology
Compensation Committee’s Governance
The Compensation Committee approves salaries and makes other compensation decisions for the Named Executive Officers and the Company's directors. Salaries and other compensation decisions for all other officers and employees are made by management within the parameters of the Company’s compensation policies and plans.
The Compensation Committee meets at least four times a year in conjunction with the quarterly meetings of the full Board of Directors and more often if necessary. Prior to each regular meeting, members of the Company’s management send materials to each of the Compensation Committee members, including minutes of the previous meeting, an agenda and recommendations for the upcoming meeting, and other materials relevant to the agenda items. Officers of the Company attend the Compensation Committee meetings as requested by the committee. These officers provide information and discuss performance measures with the Compensation Committee relating to officer compensation. After every quarterly meeting, the Compensation Committee holds an executive session consisting only of the committee members and also frequently meets with the Chief Executive Officer outside the presence of other officers.
Management utilizes comprehensive executive compensation worksheets (commonly referred to as “tally sheets”) that set forth the Company’s total compensation obligations to its Named Executive Officers under various scenarios. The tally sheets for each Named Executive Officer are distributed to the members of the Compensation Committee for discussion and are used in the preparation of the compensation tables in this Proxy Statement. The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of the Named Executive Officers, including information about wealth accumulation.

The Compensation Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any Named Executive Officer. The Compensation Committee annually reviews all of the perquisites paid to the Named Executive Officers, as well as their compliance with the Company’s policies regarding perquisites.
Compensation Risk Assessment
The Compensation Committee believes its compensation policies and practices do not promote excessive risk-taking and are not likely to have a material adverse effect on the Company. In particular, the Compensation Committee believes that the following factors mitigate excessive risk-taking by the Named Executive Officers:

•
The use of restricted stock, with long vesting periods during which the stock cannot be sold, provides an incentive to the Named Executive Officers to make decisions that contribute to long-term growth of the Company, the stability of NOI, and the delivery of dividends to stockholders.

•	The maximum potential cash and stock incentive payments are capped at levels such that total compensation would remain comparable within the peer group.

•	The Compensation Committee retains broad discretionary authority to adjust annual awards and payments, which further mitigates risks associated with the Company’s compensation plans and policies.

Peer Group
For 2014, the Compensation Committee used the companies listed below as the peer group against which to measure the Company's one-year and three-year total shareholder return. The peer group is selected each year in accordance with the Executive Incentive Program. The Executive Incentive Program provides a mechanism for determining the peer group, which the Compensation Committee believes provides for the most closely comparable companies with respect to competition for management talent and appropriate pay levels. The plan provides that all publicly traded equity REITs are sorted by market capitalization, with externally managed REITs and REITs with less than five years of operating history excluded. The 10 companies with market capitalizations immediately larger and the 10 companies immediately smaller than the Company are selected as the peer group. The following companies comprised the peer group for 2014:

Brandywine Realty Trust	Lexington Realty Trust
Corporate Office Properties Trust, Inc.	Mack-Cali Realty Corporation
Cousins Properties Inc.	Medical Properties Trust, Inc.
CubeSmart	National Health Investors Inc.
DCT Industrial Trust, Inc.	Parkway Properties Inc.
DuPont Fabros Technology, Inc.	Post Properties, Inc.
EastGroup Properties Inc.	Potlatch Corp.
EPR Properties	PS Business Parks, Inc.
Equity One, Inc.	Sovran Self Storage, Inc.
First Industrial Realty Trust	Strategic Hotels & Resorts Inc.

The Compensation Committee will determine the peer group for 2015 at its first regularly scheduled meeting following the end of the first quarter of 2015.

Compensation Consultant
The Compensation Committee retains Ernst & Young LLP (“Ernst & Young”) as its independent compensation consultant to advise it regarding market trends and practices in executive compensation and with respect to specific compensation decisions. The Compensation Committee’s policy is to meet annually with the compensation consultant to discuss executive compensation trends. The consultant also attends Compensation Committee meetings periodically. Ernst & Young participated by telephone in one of the Compensation Committee’s meetings in 2014, during which it provided a review of recent trends and developments in compensation practices within the Company’s industry and in general.
Ernst & Young received an aggregate of $25,500 for its compensation consulting services provided to the Compensation Committee in 2014.

Components of Compensation
Elements of Pay
The Company’s compensation program for its Named Executive Officers consists of the following key elements:

•	annual base salaries that are paid in cash;

•	the potential for individual performance awards that are paid in cash;

•
the potential for Company performance awards that are based on defined performance targets set by the Compensation Committee and which are paid in cash, but may be taken in the form of restricted stock at the election of the officer;

•
the potential for total shareholder return awards that are paid in the form of restricted stock and which are based on the Company's total shareholder return performance, relative to the peer group; and

•
elective salary deferral, allowing Named Executive Officers to increase their holdings of Company stock, aligning interests with shareholders and subjecting the value of elective restricted stock to market risk and risk of forfeiture.

Annual Base Salary
The Compensation Committee monitors the base compensation for comparable executive officers in the peer group as data points, but does not benchmark to a particular percentile. The Compensation Committee believes that the current levels of base salary for the Named Executive Officers are competitive and reasonable compared to the peer group and will continue to review that periodically. The Compensation Committee expects that any growth in pay for the Named Executive Officers in the next year will come in the form of variable, performance-based pay rather than base salary. For 2015, the base salary of the Company’s Named Executive Officers, before any elective deferral of cash in the form of restricted stock, remains the same as 2013 and 2014, as follows:

Named Executive Officer	2015 Base Salary
David R. Emery Chairman of the Board and Chief Executive Officer	$975,513
Scott W. Holmes Executive Vice President and Chief Financial Officer	$469,636
John M. Bryant, Jr. Executive Vice President and General Counsel	$440,721
B. Douglas Whitman, II Executive Vice President - Corporate Finance	$440,721
Todd J. Meredith Executive Vice President - Investments	$440,721

Individual Performance Awards
Individual Performance Awards are available to Named Executive Officers in the discretion of the Compensation Committee and are for the purposes of: (i) rewarding an officer's individual efforts in contributing to the success of the Company and the demonstration of competency within his job description and requisite skill sets; and (ii) retaining the officer's employment. Individual Performance Awards are paid in the form of cash. Individual performance awards are not expected to exceed 45% of the officer's base salary. For 2014, the Named Executive Officers received Individual Performance Awards as shown in the Bonus column in the Summary Compensation Table found on page 23 below.

Company Performance Awards
Company Performance Awards are based on specific Company performance targets and include growth in same store NOI and same store revenue. The specific targets are established by the Compensation Committee and are set forth in the tables below, with potential payouts expressed as multiples of base salary. These two potential awards operate independently of one another and will be paid in cash, subject to the restricted stock election option described below. The measurement period for these awards is four consecutive quarters and is generally expected to be applied to the Company's fiscal year. For purposes of the Company Performance Award, same store NOI growth is computed by averaging the Company's reported same store NOI growth percentage for each of the four quarters in the year (comparing same store NOI to the same quarter in the previous year). Similarly, the same store revenue growth is computed by averaging the Company's reported same store revenue growth for each of the four quarters in the year (comparing same store revenue to the same quarter in the previous year). The potential payouts are scaled against performance measures, offering the Named Executive Officers the opportunity to receive amounts equal to a maximum of 35% of their base salaries for growth in same store NOI and 35% of their base salaries for growth in same store revenue. Named Executive Officers can elect to receive Company Performance Awards in the form of restricted stock. If a Named Executive Officer elects to receive the award in restricted stock, he can select a three-year vesting period, which would increase the size of the award by two times, or a five-year vesting period, which would increase the size of the award by three times. The Compensation Committee believes that the potential for Company Performance Awards provides incentives for the Named Executive Officers to efficiently manage operating expenses and to sustain growth in property operating revenues. The levels of potential payout, expressed as multiples of base salary, are set forth in the following table:

2014 Targets:

Company Performance	<2%	>=2%	>=3%	>=4%
Same store NOI(1)	0x	.0875x	.175x	.35x
Same store revenue(1)	0x	.0875x	.175x	.35x

(1) Includes multi-tenant and single tenant net lease properties.

The Company achieved average growth rates in 2014 of 1.6% in same-store NOI and 1.9% in same-store revenue, which were below the 2.0% thresholds required to trigger Company Performance Awards. Accordingly, no Company Performance Awards were granted in 2014.

Total Shareholder Return Awards
Total Shareholder Return Awards ("TSR Awards") are based on the Company's total shareholder return, as measured against the peer group as of the last trading day of the year. Total shareholder return is the sum of the appreciation in the Company's stock price plus the value of reinvested dividends over the relevant measurement period. TSR Awards can be earned each year based on one-year and three-year total shareholder return. The Compensation Committee believes that this encourages the Named Executive Officers to create long-term value. TSR Awards are in the form of restricted stock that is subject to a three-year cliff vesting period. The number of shares awarded is based on the closing price of the Company's common stock on the last trading day of the year. The vesting period guards further against short-term management decisions, as the award remains subject to the risk of forfeiture and market risk until the vesting period ends. In the event that an officer voluntarily terminates employment, retires or is terminated for cause from employment with the Company during the vesting period, the TSR Award would be forfeited. TSR Awards for one-year TSR and three-year TSR operate independently of one another, such that an officer could earn one or the other, both, or neither TSR Awards. The size of potential TSR Awards are based on multiples of base salary. The Company's total shareholder return on a one-year and three-year basis is measured against the peer group and the Company's performance is viewed as falling along a percentile rank in each category. The levels of potential payout, expressed as multiples of base salary, are set forth in the following table:

TSR Measure	<25th Percentile	>=25th Percentile	>=50th Percentile	>=75th Percentile	>100th Percentile
1-Year TSR	—	0.25x	0.50x	0.75x	1.00x
3-Year TSR	—	0.25x	0.50x	0.75x	1.00x

For the year ended December 31, 2014, the Company achieved a total shareholder return of 34.70%, placing it at the 80th percentile among the peer group. For the three-year period ended December 31, 2014, the Company achieved a total shareholder return of 70.75%, placing it at the 45th percentile of the peer group over the three-year period. The TSR Awards granted to Named Executive Officers in 2014 are shown in the Stock Awards column in the Summary Compensation Table found on page 23 below.

Realizable Pay
The Executive Incentive Plan allows the Named Executive Officers to earn incentive compensation valued at approximately 3.13 times their annual base salaries, assuming achievement of the maximum TSR and Company Performance Award targets. A restricted stock election for Company Performance Awards would increase this multiple, as described above. In 2014, the Named Executive Officers each earned incentive compensation equal to approximately 1.43 times their base salaries.

Elective Deferral Awards
Under the Company's Salary Deferral Plan, officers may elect to defer up to 50% of their base salary in the form of shares of restricted stock subject to long-term vesting. The number of shares will be increased through a Company match depending on the length of the vesting period selected by the officer. The officer's vesting period choices are: three years for a 30% match; five years for a 50% match; and eight years for a 100% match. This program is designed to encourage share ownership and to provide officers with an incentive to remain with the Company long term. Restricted stock awarded through the salary deferral plan is subject to market risk and risk of forfeiture during the vesting period. In the event that an officer voluntarily terminates employment (including, in some cases, by retirement), or is terminated for cause from employment with the Company during the vesting period, both the shares purchased with deferred amounts and the shares received through the Company match are forfeited. For some Named Executive Officers, a majority of their restricted stock holdings were acquired through salary deferral purchases.

Employee Stock Purchase Plan
All employees meeting minimum service requirements, including the Named Executive Officers, are eligible to purchase shares pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Purchase Plan”). As further discussed under the heading “Grants of Plan-Based Awards” in the section entitled "Executive Compensation" beginning on page 23 of this Proxy Statement, each participant is granted an option on January 1 of each year to purchase up to $25,000 of the Company’s Common Stock under the Purchase Plan.

Termination and Change-in-Control Arrangements
Under the terms of the Company’s compensation plans and its employment agreements with the Named Executive Officers, the Named Executive Officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a termination in connection with a change-in-control of the Company. The specific terms of these arrangements are discussed under the heading “Termination and Change in Control Arrangements with Named Executive Officers” under the section entitled “Post-Employment Compensation” in this Proxy Statement beginning on page 27. In the case of the employment agreements, the terms of these arrangements were agreed to after arms-length negotiations with each Named Executive Officer. The Compensation Committee believes that these arrangements, as amended in 2012, are appropriate under the Company’s current circumstances.

Perquisites
The Company provides its executive officers with perquisites that it believes are reasonable, competitive and consistent with the Company’s overall executive compensation program. The Company believes that such perquisites help the Company to retain its executive personnel and allows them to operate more effectively. These perquisites generally include:

Supplemental life and disability insurance.
The Company offers to its Named Executive Officers supplemental term life insurance and supplemental disability insurance at the Company’s expense.

Use of the Company’s aircraft for personal travel.
The Compensation Committee believes that allowing the Company’s Named Executive Officers to use the Company’s aircraft for personal travel provides the officers with significant convenience, safety, and security at a relatively low incremental cost to the Company.

If a Named Executive Officer receives benefits that would otherwise be considered perquisites in excess of 10% of annual cash compensation, excluding Company Performance Awards, that officer is required to reimburse the Company the amount of such excess.

Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer). Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Restricted stock issued under the 2007 Incentive Plan, and its predecessor plans, and associated dividends do not qualify as performance-based compensation under Section 162(m) and therefore this compensation is subject to the deduction limit. Consequently, compensation expense in the amount of $24,441,662 in 2014 was not deductible. Of this amount, $22,198,366 related to the vesting of 838,886 shares of restricted stock that had been granted under the Company's prior stock incentive plans. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to these amounts did not result in any increase in the Company’s federal income tax obligations and, accordingly, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, the Company intends for the proposed 2015 Stock Incentive Plan, which is discussed beginning on page 31 below, to be compliant with Section 162(m).

Retirement Benefits
The Company has an Executive Retirement Plan under which certain officers designated by the Compensation Committee may receive a specified percentage of the officer’s final average earnings. See the section entitled “Post-Employment Compensation - Retirement Plan Potential Annual Payments and Benefits” beginning on page 27 of this Proxy Statement for details of the Executive Retirement Plan. The Company’s Chief Executive Officer is the only Named Executive Officer participating in this plan. The maximum annual benefit payable to a single participant under the Executive Retirement Plan is $896,000, before periodic cost-of-living increases.

All Named Executive Officers are eligible to participate in the Company’s 401(k) plan, pursuant to which each participant may contribute up to the annual maximum allowed under IRS regulations ($17,500 for 2014). All eligible participants over the age of 50 may also contribute an additional $5,500 per year to the plan. The Company provides a matching contribution for the first three percent of base salary contributed to the plan, up to an annual maximum of $2,800 per employee.

Compensation of Non-Employee Directors
Compensation of non-employee directors is set by the Compensation Committee, based upon periodic peer reviews prepared by the Company.

Cash Compensation.
Each non-employee director receives an annual retainer and meeting fees, with chairpersons of Committees and the lead director receiving additional annual retainers. For 2015, the annual cash retainer for service on the board is $50,000. See the section entitled “Director Compensation” beginning on page 33 of this Proxy Statement for a complete discussion of the cash compensation paid to non-employee directors.

Stock Awards.
The Company awards non-employee directors an annual grant of restricted shares of the Common Stock. On May 13, 2014, each non-employee director received shares with a market value on the date of grant of $75,541. In 2014, 55% of the aggregate total compensation for the Company's non-employee directors was paid in the form of restricted stock having cliff vesting periods of three years. See the section entitled “Director Compensation” beginning on page 33 of this Proxy Statement for a complete discussion of the terms of the restricted shares granted to non-employee directors.

_______________________________________________________________________

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
Edwin B. Morris III (Chairman)
Charles Raymond Fernandez, M.D.
John Knox Singleton

EXECUTIVE COMPENSATION

Summary Compensation Table
The following Summary Compensation Table reflects the total compensation of the Company’s Named Executive Officers for the three years ended December 31, 2014.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation (4)	Total

David R. Emery Chairman of the Board and Chief Executive Officer	2014	$975,513	$418,077	$975,488	$—	$—	$2,474,495	$122,320	$4,965,893
	2013	$975,513	$418,077	$243,872	$—	$—	$—	$150,941	$1,788,403
	2012	$975,513	$418,077	$975,502	$—	$—	$—	$101,405	$2,470,497

Scott W. Holmes Executive Vice President and Chief Financial Officer	2014	$234,818	$201,273	$937,912	$—	$—	n/a	$35,649	$1,409,652
	2013	$234,818	$201,273	$591,546	$—	$—	n/a	$37,650	$1,065,287
	2012	$277,581	$118,964	$1,027,949	$—	$—	n/a	$70,971	$1,495,465

John M. Bryant, Jr. Executive Vice President and General Counsel	2014	$374,613	$188,880	$572,495	$—	$—	n/a	$21,990	$1,157,978
	2013	$374,613	$188,880	$243,620	$—	$—	n/a	$13,331	$820,444
	2012	$361,837	$155,073	$644,696	$—	$—	n/a	$36,863	$1,198,469

B. Douglas Whitman, II Executive Vice President - Corporate Finance	2014	$396,649	$188,880	$528,554	$—	$—	n/a	$47,977	$1,162,060
	2013	$396,649	$188,880	$199,154	$—	$—	n/a	$34,009	$818,692
	2012	$347,377	$148,876	$543,026	$—	$—	n/a	$39,854	$1,079,133

Todd J. Meredith Executive Vice President - Investments	2014	$352,577	$188,880	$616,436	$—	$—	n/a	$17,486	$1,175,379
	2013	$352,577	$188,880	$288,135	$—	$—	n/a	$37,160	$866,752
	2012	$328,078	$140,605	$600,198	$—	$—	n/a	$12,580	$1,081,461

(1)	Salary is net of employee elective deferrals shown in Note 2 below.

(2)
Represents the grant date fair value of restricted shares of Common Stock received pursuant to the 2007 Incentive Plan which are described in the Grants of Plan-Based Awards section below. The shares will fully vest if the Named Executive Officers remain employees of the Company for the full vesting period or they are terminated for any reason other than for cause or in the event of voluntary termination of employment. See Note 13 to the Consolidated Financial Statements contained in the Company’s 2014 Annual Report on Form 10-K for assumptions relevant to the valuation of stock awards. The table below lists amounts included under the Stock Awards column that have been granted to the Named Executive Officers pursuant to the 2007 Incentive Plan:

		Salary Deferral Plan
Name	Year	Employee Elective Deferral Amount	Company Matching Amount(a)	Executive Incentive Program	Base Compensation Stock Award	Total Stock Awards
David R. Emery	2014	$—	$—	$975,488	$—	$975,488
	2013	$—	$—	$243,872	$—	$243,872
	2012	$—	$—	$975,502	$—	$975,502
Scott W. Holmes	2014	$234,154	$234,154	$469,604	$—	$937,912
	2013	$237,075	$237,074	$117,397	$—	$591,546
	2012	$273,979	$273,979	$469,636	$10,355	$1,027,949
John M. Bryant, Jr.	2014	$65,912	$65,911	$440,672	$—	$572,495
	2013	$66,724	$66,723	$110,173	$—	$243,620
	2012	$87,207	$87,207	$440,704	$29,578	$644,696
B. Douglas Whitman, II	2014	$43,941	$43,941	$440,672	$—	$528,554
	2013	$44,491	$44,490	$110,173	$—	$199,154
	2012	$57,134	$57,133	$403,224	$25,535	$543,026
Todd J. Meredith	2014	$87,882	$87,882	$440,672	$—	$616,436
	2013	$88,981	$88,981	$110,173	$—	$288,135
	2012	$85,720	$85,719	$403,224	$25,535	$600,198

(a)	Determined based on the restriction multiples described on page 25 of this Proxy Statement.

(3)	Amount based on actuarial projections. Actual amount paid in the future under the Executive Retirement Plan could differ. See page 16 of this Proxy Statement for further explanation of this amount.

(4)	Includes other compensation, benefits and perquisites which in the aggregate exceed $10,000. The chart below details amounts included in “All Other Compensation.”

Name	Year	Personal Use of Company Airplane(a)	Additional Life/ Disability Insurance(b)	De Minimis Items(c)	Total All Other Compensation
David R. Emery	2014	$91,326	$14,740	$16,254	$122,320
	2013	$120,051	$14,740	$16,150	$150,941
	2012	$78,557	$14,740	$8,108	$101,405
Scott W. Holmes	2014	$9,433	$18,913	$7,303	$35,649
	2013	$11,241	$19,105	$7,304	$37,650
	2012	$44,844	$19,208	$6,919	$70,971
John M. Bryant, Jr.	2014	$7,961	$7,080	$6,949	$21,990
	2013	$—	$6,379	$6,952	$13,331
	2012	$21,781	$7,789	$7,293	$36,863
B. Douglas Whitman, II	2014	$32,737	$8,709	$6,531	$47,977
	2013	$20,603	$6,452	$6,954	$34,009
	2012	$21,221	$10,901	$7,732	$39,854
Todd J. Meredith	2014	$11,123	$—	$6,363	$17,486
	2013	$29,689	$1,105	$6,366	$37,160
	2012	$4,819	$—	$7,761	$12,580

(a)
Represents the total flight hours attributed to the Named Executive Officer’s personal use of the Company’s airplane, multiplied by the Company’s incremental cost rates for 2014, 2013 and 2012 of $2,476/hour, $2,919/hour and $2,434/hour, respectively.

(b)	Represents life and disability insurance policies paid on behalf of the Named Executive Officer.

(c)
Represents other benefit payments, such as amounts paid on behalf of the Named Executive Officer for tax preparation services and employer matching contributions on behalf of the Named Executive Officer pursuant to the Company’s 401(k) plan.

Grants of Plan-Based Awards
All of the Company’s officers, including the Named Executive Officers, are eligible to receive performance-based compensation under the 2007 Incentive Plan, pursuant to which shares of Common Stock may be granted. The two distinct programs applicable to Named Executive Officers under the 2007 Incentive Plan are the Salary Deferral Plan and the Executive Incentive Program, which are discussed on pages 15, 19, and 20 of this Proxy Statement.
The following table supplements the Summary Compensation Table by providing more detailed disclosure of equity compensation received by the Named Executive Officers during 2014.

Name	Grant Date	Number of Shares of Stock or Units (#)(1)	Full Grant Date Fair Value of Award
David R. Emery	12/31/2014	35,706	$975,488
Scott W. Holmes	1/1/2014	21,976	$468,309
	12/31/2014	17,189	$469,603
John M. Bryant, Jr.	1/1/2014	6,186	$131,824
	12/31/2014	16,130	$440,672
B. Douglas Whitman, II	1/1/2014	4,124	$87,882
	12/31/2014	16,130	$440,672
Todd J. Meredith	1/1/2014	8,248	$175,765
	12/31/2014	16,130	$440,672

(1)	The table below shows the number of restricted shares of Common Stock issued to the Named Executive Officers in 2014 pursuant to the 2007 Incentive Plan.

	Salary Deferral Plan
Name	Employee Elective Deferral Shares	Company Matching Shares(a)	Executive Incentive Program(b)	Total Stock Awards
David R. Emery	—	—	35,706	35,706
Scott W. Holmes	10,988	10,988	17,189	39,165
John M. Bryant, Jr.	3,093	3,093	16,130	22,316
B. Douglas Whitman, II	2,062	2,062	16,130	20,254
Todd J. Meredith	4,124	4,124	16,130	24,378

(a)	Determined based on the duration of the restricted period selected by the officer and in accordance with the restriction multiples described below.

(b)	Based on the closing price per share of the Company's Common Stock on the NYSE on December 31, 2014 of $27.32.

Pursuant to the Salary Deferral Plan, officers may elect to defer up to 50% of their base salary in the form of shares of restricted stock. The officer must elect his or her participation level and vesting period for the coming year by December 31 of the current year. The number of restricted shares granted in January of each year is determined based on the average closing market price of the Company’s Common Stock on the last ten trading days of the calendar year preceding the year in which the shares are issued. The number of shares granted will be increased by a multiple of the amount of cash deferred depending on the length of the vesting period selected by the officer. Each officer who makes this election will be awarded additional shares at no additional cost to the officer according to the following multiple-based formula:

Duration of Restriction Period	Restriction Multiple
3 years	1.3x
5 years	1.5x
8 years	2.0x

By way of example, if an officer elected to defer salary that was equivalent in value to 1,000 shares of stock and the officer elected an 8-year vesting period, the officer would receive the original 1,000 shares plus an additional 1,000 shares for electing the 8-year vesting period, resulting in a total award of 2,000 shares. This program is designed to provide the Company’s officers with an incentive to remain with the Company long-term and to align their interests with that of the shareholders. The vesting period subjects the shares obtained by the cash deferral and the restriction multiple to the risk of forfeiture in the event an officer voluntarily terminates employment or is terminated for cause from employment with the Company. Accordingly, if an officer voluntarily leaves or is terminated for cause, that officer would lose all such shares that had not yet vested.

Outstanding Equity Awards at Fiscal Year-End
The following table discloses the number of securities and market-based value of restricted shares outstanding that have not vested as of December 31, 2014.

Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
David R. Emery	87,779	$2,398,122
Scott W. Holmes	215,341	$5,883,116
John M. Bryant, Jr.	117,141	$3,200,292
B. Douglas Whitman, II	89,779	$2,452,762
Todd J. Meredith	72,188	$1,972,176

(1)	Vesting dates generally range from 2015 to 2022.

(2)	Based on the closing price per share of the Common Stock on the NYSE on December 31, 2014 of $27.32.

Stock Vested in 2014
The following table reflects the shares of restricted stock held by the Named Executive Officers that vested in 2014 and the market value of such shares on the vesting date.

Name	Number of Shares that Vested in 2014	Market Value of Shares that Vested in 2014
David R. Emery	838,886	$22,918,366
Scott W. Holmes	22,227	$508,203
John M. Bryant, Jr.	6,822	$166,140
B. Douglas Whitman, II	352	$7,733
Todd J. Meredith	1,049	$27,778

POST-EMPLOYMENT COMPENSATION

Retirement Plan Potential Annual Payments and Benefits
The Company has an Executive Retirement Plan in which Mr. Emery is a participant. The Executive Retirement Plan is an unfunded, defined benefit plan in that the amount of a retiree’s pension is calculated using compensation and years of service as an employee, rather than by the market value of the plan’s assets as in defined contribution plans.
Under the Executive Retirement Plan, an officer designated to participate by the Compensation Committee may receive upon normal retirement (defined to be when the officer reaches age 65 and has completed five years of service with the Company) an amount equal to 60% of the officer’s Final Average Annual Compensation, as defined below, plus 6% of Final Average Annual Compensation for each year of service (but not more than five years) after age 60, subject to a maximum annual amount of $896,000, before periodic cost-of-living increases. Plan benefits are reduced by certain other retirement benefits received by the officer, such as Social Security and the Company’s contributions to the participant’s 401(k) plan. “Final Average Annual Compensation,” calculated as the average of the officer’s highest three, not necessarily consecutive, years’ earnings, is based upon annual cash compensation, including deferrals (but not including incentive-based stock awards or cash bonuses for officers whose annual salary exceeds $200,000).
The annual pension benefits are to be paid in either a lump sum payment or monthly installments over a period not to exceed the greater of the life of the retired officer or his or her surviving spouse. Mr. Emery has agreed to receive, upon his retirement, benefits under the Executive Retirement Plan in monthly installment payments, rather than in a lump sum.
The following table discloses the material terms and estimated benefits payable to Mr. Emery under the Company’s Executive Retirement Plan, which is discussed in more detail in Note 12 to the Consolidated Financial Statements contained in the Company’s 2014 Annual Report on Form 10-K:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David R. Emery	Executive Retirement Plan	22	$14,232,216	$—
401(k) Plan
All eligible employees may participate in the Company's 401(k) plan, pursuant to which each employee may contribute a portion of his or her salary, to an annual maximum allowed under IRS regulations ($17,500 for 2014). Additionally, participants in the 401(k) plan receive matching contributions from the Company of up to 3% of their salary, to an annual maximum of $2,800. Where applicable, the matching contributions are included in the All Other Compensation column of the Summary Compensation Table.
Termination and Change in Control Arrangements with Named Executive Officers
David R. Emery
On July 31, 2012, the Company entered into an amended and restated employment agreement with Mr. Emery, pursuant to which Mr. Emery serves as Chairman of the Board and Chief Executive Officer of the Company. The agreement has a one-year term that is automatically extended on December 31 of each year for an additional year. If Mr. Emery’s employment is terminated for any reason other than for cause (including a constructive termination), he is entitled to receive his accrued unpaid salary, earned bonus, full vesting of all restricted stock awards, vested deferred compensation and other benefits accrued through the date of termination. In addition, Mr. Emery will receive as severance compensation an amount equal to three times (3x) his annual base salary plus an amount equal to two times (2x) his average annual cash bonus during the two years immediately preceding his termination.

If a “change-in-control” (as defined in the employment agreement) occurs, and Mr. Emery’s employment is terminated within one year following the change-in-control for any reason other than for cause (or constructive termination), he will receive the payments described above provided that the severance compensation would be (a) three times (3x) his annual base salary plus (b) three times (3x) his average annual bonus during the two years immediately preceding his termination, and paid in the form of a lump sum. For purposes of computing the amount due under the immediately preceding subparagraph (b), the average annual cash bonus earned by Mr. Emery in the two years immediately preceding the date of termination shall not be less than 0.6667 times his annual base salary at the time of termination. If the payments due to the change-in-control result in an excise tax to Mr. Emery, under Section 4999 of the Internal Revenue Code, all change-in-control payments to him may be limited to an amount that is less than 300% of his average annual compensation. This limit would not apply in the event that Mr. Emery’s net after-tax benefits are greater after considering the effect of the excise tax.
The Company may terminate Mr. Emery’s agreement for “cause,” which is defined to include (i) acts of dishonesty on Mr. Emery’s part constituting a felony that has resulted in material injury to the Company and that is intended to result directly or indirectly in substantial gain or personal enrichment to Mr. Emery at the expense of the Company or (ii) Mr. Emery’s material, substantial and willful breach of the employment agreement that has resulted in material injury to the Company. In the event of Mr. Emery’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.
Mr. Emery’s agreement may be terminated if Mr. Emery dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of Mr. Emery’s death or disability, Mr. Emery (or his estate) shall receive his unpaid salary, earned bonus, full vesting of restricted stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if Mr. Emery becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.
The Company has agreed to indemnify Mr. Emery for certain liabilities arising from actions taken within the scope of his employment. Mr. Emery’s employment agreement contains restrictive covenants pursuant to which he has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.
Other Executive Officers
The employment agreements of the Company’s other Named Executive Officers: (Scott W. Holmes, Executive Vice President and Chief Financial Officer; John M. Bryant, Jr., Executive Vice President and General Counsel; B. Douglas Whitman, II, Executive Vice President - Corporate Finance; and Todd J. Meredith, Executive Vice President - Investments) were also amended and restated on July 31, 2012. These agreements each have a one-year term that is automatically extended on January 1 of each year for an additional year. If employment is terminated for any reason other than for cause (or constructive termination), the officer is entitled to receive his unpaid salary, earned bonus, full vesting of his restricted stock awards, vested deferred compensation and other benefits through the date of termination. In addition, the officer will receive as severance compensation one and one-half times (1.5x) his annual base salary following the date of termination plus an amount equal to the greater of: (i) two times (2x) his average annual bonus, if any, earned during the two years immediately preceding his termination; and (ii) two times (2x) the product of his base salary and 0.43.
If a “change-in-control” (as defined in the employment agreement) occurs and the officer’s employment is terminated for any reason other than for cause (or a constructive termination), he will receive the payments described above provided that the severance compensation would be an amount equal to three times (3x) the officer’s annual base salary, rather than one and one-half times, plus an amount equal to the greater of: (i) two times (2x) his average annual bonus, if any, earned during the two years immediately preceding his termination; and (ii) two times the product of his base salary and 0.43. If the payments due to the change-in-control result in an excise tax to the officer, under Section 4999 of the Internal Revenue Code, all change-in-control payments to the officer may be limited to an amount that is less than 300% of his average annual compensation. This limit would not apply in the event the officer’s net after-tax benefits are greater after considering the effect of the excise tax.
The Company may terminate the officer’s agreement for “cause,” which is defined to include (i) material, substantial and willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or (ii) the officer’s material, substantial and willful breach of the employment agreement that has resulted in material injury to the Company. In the event of the officer’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.
Each agreement may be terminated if the officer dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of the officer’s death or disability, the officer (or his estate) shall receive his unpaid salary, earned bonus, full vesting of restricted stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if the officer becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

The Company has agreed to indemnify each of the officers for certain liabilities arising from actions taken within the scope of his employment. Each employment agreement contains restrictive covenants pursuant to which such officer has agreed not to compete with the Company during the period of employment and any period following termination of his employment during which he is receiving severance payments, except that in the event of a change-in-control of the Company, the restrictive period shall be for one year.
The tables below illustrate the compensation that would have been received by each of the Named Executive Officers assuming the officer had been terminated or had been eligible to retire and had elected to retire on December 31, 2014, and that any additional conditions to vesting of restricted stock awards under restricted stock award agreements had been met.

David R. Emery Chairman of Board and Chief Executive Officer	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$3,762,693	$4,877,663	$—	$—
Retirement Plan Benefits(2)	$—	$14,232,216	$14,232,216	$14,232,216	$14,232,216
Accelerated Vesting of Restricted Stock(3)	$—	$2,398,122	$2,398,122	$2,398,122	$—
Total Value of Payments	$—	$20,393,031	$21,508,001	$16,630,338	$14,232,216

Scott W. Holmes Executive Vice President and Chief Financial Officer	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$1,108,341	$1,812,795	$—	$—
Accelerated Vesting of Restricted Stock(3)	$—	$5,883,116	$5,883,116	$5,883,116	$3,588,728
Total Value of Payments	$—	$6,991,457	$7,695,911	$5,883,116	$3,588,728

John M. Bryant, Jr. Executive Vice President and General Counsel	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$1,040,102	$1,701,183	$—	$—
Accelerated Vesting of Restricted Stock(3)	$—	$3,200,292	$3,200,292	$3,200,292	$—
Total Value of Payments	$—	$4,240,394	$4,901,475	$3,200,292	$—

B. Douglas Whitman, II Executive Vice President – Corporate Finance	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$1,040,102	$1,701,183	$—	$—
Accelerated Vesting of Restricted Stock(3)	$—	$2,452,762	$2,452,762	$2,452,762	$—
Total Value of Payments	$—	$3,492,864	$4,153,945	$2,452,762	$—

Todd J. Meredith Executive Vice President – Investments	Voluntary Termination	Not for Cause Termination	Change-in- Control	Death or Disability	Retirement
Cash Severance Benefit(1)	$—	$1,040,102	$1,701,183	$—	$—
Accelerated Vesting of Restricted Stock(3)	$—	$1,972,176	$1,972,176	$1,972,176	$—
Total Value of Payments	$—	$3,012,278	$3,673,359	$1,972,176	$—

(1)
Represents the base annual salary at December 31, 2014, payable in equal semi-monthly installments over a period of not less than eighteen months and not longer than sixty months, as outlined in the sections above. In certain events, the officer would have the option of taking the payments in the form of a present valued lump sum.

(2)	In accordance with the Executive Retirement Plan, this amount reflects the present value at December 31, 2014 of potential future annual benefit payments.

(3)	Based upon the closing price of a share of Company’s Common Stock on the NYSE on December 31, 2014 of $27.32.

PROPOSAL 5 - NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables the Company’s shareholders to vote to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 15, the Company’s executive compensation policies are designed to align the interests of the Named Executive Officers with the interests of our shareholders, link executive compensation to the Company’s overall performance, and attract, retain and motivate our Named Executive Officers.The Board believes that its executive compensation programs have been effective at appropriately aligning pay and Company performance, promoting the achievement of the long-term positive results in its performance criteria, and enabling the Company to attract and retain talented executives within its industry.
The Board is asking shareholders to indicate their support for the Named Executive Officer compensation described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express views on the Company’s executive compensation for its Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the policies and procedures described in this Proxy Statement. Accordingly, the Board asks shareholders to vote “FOR” the following resolution:
RESOLVED, that the shareholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders.
Although this is an advisory vote that will not be binding on the Compensation Committee or the Board, the Board will carefully review the results of the vote. The Compensation Committee will also carefully consider shareholders’ concerns when designing future executive compensation programs.
The Board of Directors recommends that the shareholders vote FOR the resolution approving the compensation of the Company’s Named Executive Officers.

PROPOSAL 6 - HEALTHCARE REALTY TRUST INCORPORATED 2015 STOCK INCENTIVE PLAN

The Board is asking shareholders to approve the Healthcare Realty Trust Incorporated 2015 Stock Incentive Plan (the “2015 Incentive Plan”). The Board adopted the 2015 Incentive Plan on February 3, 2015, subject to shareholder approval. The existing 2007 Employees Stock Incentive Plan (the "2007 Incentive Plan") will be superseded by the 2015 Incentive Plan as further grants from the 2007 Incentive Plan and the 491,906 shares available for future grants thereunder will be canceled. It is expected that the Compensation Committee will award incentive compensation to the Named Executive Officers, as described beginning on page 15 above, under the 2015 Incentive Plan and the Executive Incentive Plan, including through the use of targets relating to total shareholder return, same-store NOI, and same-store revenue, in the same way that the Committee currently approaches compensation under the 2007 Incentive Plan.

Reasons for the 2015 Incentive Plan
The purpose of the 2015 Incentive Plan is to replenish equity award availability to advance the Company’s interests and the interests of its shareholders by attracting, retaining, and motivating employees who will be responsible for the long-term success and development of the Company. The 2015 Incentive Plan offers such employees incentives to put forth maximum efforts for the success of the business and affords them the opportunity to acquire a proprietary interest in the Company through stock ownership and other performance-based rights.

Description of the Plan
A copy of the 2015 Incentive Plan is attached to this Proxy Statement as Appendix B and is incorporated herein by reference. The description below is a summary and not intended to be a complete description of the 2015 Incentive Plan. Please read the 2015 Incentive Plan for more detailed information.

Plan Administration and Eligibility
The 2015 Incentive Plan is administered by the Compensation Committee. In administering the 2015 Incentive Plan, the Compensation Committee will determine, among other things: (i) individuals to whom grants of awards will be made; (ii) the type and size of awards; and (iii) the terms of an award which may include a vesting schedule, restrictions or performance criteria, and deferral opportunity. The Compensation Committee may also construe and interpret the 2015 Incentive Plan.
All employees of the Company, or any subsidiary, partnership or limited liability company in which the Company owns a majority interest, and any director or consultant providing services to the Company are eligible to receive awards under the 2015 Incentive Plan. At December 31, 2014, the Company had 239 employees.

Shares Available for Issuance
The 2015 Incentive Plan provides that 3,500,000 shares of Common Stock, in the aggregate, will be available for awards. The Common Stock subject to the 2015 Incentive Plan will be authorized but unissued shares or issued shares that have been reacquired by the Company. Pursuant to the 2015 Incentive Plan, awards may be appropriately adjusted in the event of certain changes in capitalization of the Company, including stock dividends and splits, reclassifications, recapitalizations, reorganizations, mergers, consolidations, spin-offs, split-ups, combinations or exchanges of shares, and certain distributions and repurchases of shares.

No Share Recycling
With respect to any award under the 2015 Incentive Plan which expires or terminates without having been exercised in full or is forfeited, the shares (including restricted stock) associated with such award will not be available for issuance pursuant to other awards under the Incentive Plan.

Awards under the Plan
The Compensation Committee determines the type or types of awards that may be made under the 2015 Incentive Plan. The types of awards that may be granted by the Company under the 2015 Incentive Plan are outlined below.
To provide flexibility for the future, the 2015 Incentive Plan provides for a variety of stock-based awards, which could include: (a) restricted stock with a minimum one year vesting period, stock bonuses, performance stock, stock units, restricted stock units, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination of the foregoing; and (b) any other award with a value derived from the value of or related to the Common Stock and/or returns on the Common Stock.
The Company expects that most awards under the 2015 Incentive Plan would be made in the form of restricted stock, consistent with awards made under the 2007 Incentive Plan. Restricted stock awards are shares of Common Stock that are subject to restrictions on transfer or other incidents of ownership and forfeiture conditions which lapse based on continued employment with the Company for specified periods or based on the achievement of specified performance standards, in either case, as determined by the Compensation Committee. Grantees of restricted stock will have voting rights with respect to the restricted stock and shall receive dividends thereunder. Forfeiture conditions of restricted stock awards or restricted stock units may be performance or nonperformance based, or a combination thereof, at the sole discretion of the Compensation Committee. The 2015 Incentive Plan does not provide for options or stock appreciation rights.

Salary Deferral Program
The Company's Salary Deferral Plan, which is discussed above on page 21, will be made a part of and will continue under the 2015 Incentive Plan.

Double-trigger Change in Control
Generally, in the event of a Change in Control (as defined in the 2015 Incentive Plan or in the agreement evidencing an award under the 2015 Incentive Plan) of the Company that results in a termination of employment for a participant within 12 years, all restrictions on restricted stock and restricted stock units for such participant lapse and outstanding performance units become fully vested and immediately payable to the participant, unless the surviving entity assumes the Company’s obligations under the awards.

Amendments and Termination
The Board may at any time, terminate, and from time to time, amend or modify the 2015 Incentive Plan. Any such action of the Board generally may be taken without the approval of the shareholders, but the Board may make any material revision to the Plan only if shareholder approval is not required by applicable law or the rules of the NYSE. In no event may an amendment to the 2015 Incentive Plan increase the number of shares of Common Stock reserved for issuance thereunder or change the class of persons eligible to receive awards under the 2015 Incentive Plan without the approval of the shareholders.
The 2015 Incentive Plan will continue until terminated by the Board.

Adoption of Incentive Plan
The affirmative vote of a majority of the votes cast on the proposal is required to approve the 2015 Incentive Plan. Abstentions and broker non-votes will not be counted as votes cast so they will not have an impact on this proposal.

The Board of Directors recommends a vote FOR the approval of the Healthcare Realty Trust Incorporated 2015 Stock Incentive Plan.

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for their services as directors. Mr. Emery is the only employee director on the Company’s Board. For 2015, each non-employee director will receive the following compensation from the Company:

•
An annual retainer of $50,000 (the chairpersons of the Audit Committee, the Compensation Committee and the Corporate Governance Committee receive additional annual retainers of $15,000, $10,000 and $9,000, respectively, and the lead independent director receives an additional annual retainer of $20,000);

•	A meeting fee of $1,500 for each Board or committee meeting attended, including any telephonic meeting that lasts more than one hour; and

•	An annual grant of restricted shares of Company Common Stock with a market value of $76,000 on the grant date, which is the date of the annual meeting of shareholders.
In December 2013, the Compensation Committee adopted an amendment to the way director compensation is implemented to allow each non-employee director to elect to take all or a portion of their retainer in the form of restricted stock with a multiple based on the length of the vesting period selected, though the vesting period may not exceed the director's remaining term on the board. The multiple applied to these shares is: 1.1x for a restriction period of one year; 1.2x for a restriction period of two years; and 1.3x for a restriction period of three years. One director elected to defer his retainer to receive stock in 2014 and the shares that were issued in lieu of the cash retainer had a market value on the date of grant of $59,661.
Stock Awards
Each non-employee director receives an automatic grant of restricted shares of Common Stock at the conclusion of each annual meeting, which shares are generally restricted for three years from the date of grant. During the restricted period, such shares are subject to forfeiture upon the occurrence of certain events. Restricted shares may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, directors have all rights as shareholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares.
Director Compensation Table
The following table sets forth the 2014 compensation for non-employee directors:

Name	Fees Earned or Paid in Cash	Stock Awards (3)	Total
Batey M. Gresham, Jr. (1)	$63,500	$75,541	$139,041
Dan S. Wilford(2)	$71,000	$75,541	$146,541
Charles Raymond Fernandez, M.D.	$60,500	$75,541	$136,041
Errol L. Biggs, Ph.D.	$69,500	$75,541	$145,041
Bruce D. Sullivan(2)	$78,500	$75,541	$154,041
Edwin B. Morris III(2)	$92,000	$75,541	$167,541
John Knox Singleton	$37,000	$135,202	$172,202
Roger O. West	$69,500	$75,541	$145,041

(1)	Mr. Gresham resigned from the Board effective November 5, 2014.

(2)	Includes fees associated with chairing a Committee.
(3)    See Security Ownership of Certain Beneficial Owners and Management on page 11 for additional information about restricted stock awards.

_______________________________________________________________________

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted the following policy in connection with all related party transactions involving the Company.

Under this policy, no transaction between the Company and an officer, director or five percent or greater shareholder (including any immediate family member or controlled entity) shall be allowed unless:

•
the Corporate Governance Committee has approved the transaction in accordance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

•	the transaction is approved by the disinterested members of the Board of Directors; or

•	the transaction involves compensation approved by the Compensation Committee.
No such approval is necessary for:

•	transactions available to all employees generally; or

•	transactions involving less than $5,000 when aggregated with all similar transactions.
The Board of Directors has determined that the Corporate Governance Committee is best suited to review and approve related party transactions. Accordingly, at each calendar year’s first regularly scheduled Corporate Governance Committee meeting, management shall report any related party transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Corporate Governance Committee shall approve or disapprove such transactions and, at each subsequently scheduled meeting, management shall update the Corporate Governance Committee as to any material change to those proposed transactions or any new transactions.
The Board of Directors recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to the Company, either directly or via referral. Before such opportunity may be consummated by a related party, such opportunity shall be presented to the Corporate Governance Committee for consideration.
All related party transactions shall be disclosed to the full Board of Directors. Related party transactions will be disclosed in the Company’s public filings in accordance with applicable federal securities law filings. In 2014, the Company entered into a consulting agreement with Batey M. Gresham, Jr. following his resignation from the Board of Directors, in which Mr. Gresham will be paid $30,300 per quarter through May 2017. The Company is not aware of any other related party transactions that occurred in 2014.

_______________________________________________________________________

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, Edwin B. Morris III (chairman), Charles Raymond Fernandez, M.D., and John Knox Singleton served on the Compensation Committee. There are no interlocks among the members of the Compensation Committee.

GENERAL INFORMATION

Electronic Access to Proxy Statement and Annual Report
The Company has elected to provide its Proxy Statement and Annual Report over the Internet through a “notice and access” model. The Notice of Internet Availability provides instructions on how you may access this Proxy Statement and the Annual Report on the Internet at http://www.viewproxy.com/healthcarerealty/2015 or request a printed copy at no charge. In addition, the Notice of Internet Availability provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your selection to receive proxy materials by mail or email will remain in effect until you revoke it.

Shareholder Proposals for 2016 Annual Meeting
Shareholder proposals, including a shareholder's direct nomination of a director, intended to be presented at the 2016 annual meeting of shareholders must comply with the SEC’s proxy rules, be stated in writing and be received by the Company at its executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203 not earlier than November 1, 2015 nor later than December 1, 2015, and comply with requirements set forth in the Company's bylaws. Additionally, the proxy for next year’s annual meeting will confer discretionary authority to vote on any shareholder proposal which the Company receives notice of later than the close of business on December 1, 2015.

Counting of Votes
All matters specified in this Proxy Statement will be voted on at the Annual Meeting by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares of Common Stock outstanding, the shares of Common Stock represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.
The inspectors of election will treat shares represented by proxies that reflect abstentions or broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes, however, do not constitute a vote “for” or “against” any matter, and thus will be disregarded in the calculation of a plurality or of “votes cast.”

Miscellaneous
The Company will bear the cost of printing, mailing and other expenses in connection with the Annual Meeting, including costs for mailing the Notice of Internet Availability, mailing printed proxy materials upon request, and the solicitation of proxies. The Company has retained Alliance Advisors to aid in the solicitation. For its services, the Company expects to pay Alliance Advisors a fee of $14,250 and reimburse it for certain out-of-pocket disbursements and expenses. The Company also expects to reimburse, through Alliance Advisors, certain other persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons’ reasonable expenses in forwarding the Notice of Internet Availability and, if requested, printed proxy materials to their principals. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.
Management of the Company is not aware of any matter other than those described in this Proxy Statement which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

HEALTHCARE REALTY TRUST INCORPORATED

David R. Emery
Chairman and Chief Executive Officer

March 30, 2015

Appendix A

ARTICLES OF AMENDMENT TO CHARTER

Healthcare Realty Trust Incorporated, a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation as follows:
The Second Articles of Amendment and Restatement of the Corporation were filed on May 10, 1993 with the Maryland State Department of Assessments and Taxation (the “Articles”), and the Articles Supplementary of the Corporation were filed on October 14, 1998 with the Maryland State Department of Assessments and Taxation (the “Articles Supplementary”, together with the Articles, the “Charter”).
The Corporation desires to amend the Charter by adding the following as a new section in Article VI of the Articles:
“Section 5. At each annual meeting of the stockholders of the Corporation, Directors elected at such meeting shall serve for a one-year term expiring at the next annual meeting of stockholders and until their successors are elected and qualify or until their earlier death, resignation or removal. Vacancies occurring by resignation, enlargement of the Board of Directors, or otherwise shall be filled as specified in the Bylaws.”
This amendment to the Charter has been approved by the Board of Directors of the Corporation and by the shareholders of the Corporation.
Except as otherwise expressly stated in this amendment to the Charter, all of the terms and provisions of the Charter shall remain in full force and effect, without amendment or modification.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and Corporate Counsel and its corporate seal to be hereunder affixed and attested to by its Secretary on this __ day of ___, 2015, and its said Senior Vice President and Corporate Counsel acknowledges under the penalties of perjury that these Articles of Amendment are the corporate act of said Corporation and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

HEALTHCARE REALTY TRUST INCORPORATED

______________________________
Andrew E. Loope,
Senior Vice President and Corporate Counsel

ATTEST:

_____________________________
Rita H. Todd, Secretary

A1

Appendix B

HEALTHCARE REALTY TRUST INCORPORATED 2015 STOCK INCENTIVE PLAN

1. Purpose of the Plan.
The purpose of this 2015 Stock Incentive Plan (the “Plan”) of Healthcare Realty Trust Incorporated, a Maryland corporation (the “Company”), is to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate, and retain personnel upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend; to offer such personnel additional incentives to put forth maximum efforts for the success of the business; and to afford them an opportunity to acquire a proprietary interest in the Company through stock ownership and other performance-based rights.

2. Eligibility.
The Committee (as such term is defined in Section 3.1) may authorize the grant of awards under this Plan only to those persons that the Committee determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Company or one of its Subsidiaries; (b) a director of the Company or one of its Subsidiaries; or (c) an individual consultant, advisor, or independent contractor who renders or has rendered bona fide services to the Company or one of its Subsidiaries and who is selected to participate in this Plan by the Committee; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Company or the Company’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “Participant”) may, if otherwise eligible, be granted additional awards if the Committee shall so determine. As used herein, “Subsidiary” means any company or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company; and “Board” means the Board of Directors of the Company.

3. Plan Administration
3.1 The Committee.
This Plan shall be administered by and all awards under this Plan shall be authorized by the Committee. The “Committee” means the Compensation Committee of the Board or one or more other committees appointed by the Board or the Compensation Committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. The Committee may also delegate, to the extent permitted by applicable law, to one or more officers of the Company, its powers under this Plan: (a) to designate the officers and employees of the Company and its Subsidiaries who will receive grants of awards under this Plan; and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2 Powers of the Committee.
Subject to the express provisions of this Plan, the Committee is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of delegation to a committee or to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

a.	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

B1

b.
grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

c.	approve the forms of award agreements (which need not be identical either as to type of award or among Participants);

d.
construe and interpret this Plan and any agreements defining the rights and obligations of the Company, its Subsidiaries, and Participants under this Plan, further define the terms used in this Plan, and prescribe, amend, and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

e.	cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.5.5;

f.
subject to the requirements of Section 409A of the Code (to the extent applicable), accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards in such circumstances as the Committee may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.5.5;

g.
adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Committee may deem appropriate, in each case subject to Sections 4 and 8.5 (subject to the no repricing provision below);

h.
determine the date of grant of an award, which may be a designated date after but not before the date of the Committee’s action (unless otherwise designated by the Committee, the date of grant of an award shall be the date upon which the Committee took the action granting an award);

i.
determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

j.	acquire or settle (subject to Sections 7 and 8.5) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

k.	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3 Binding Determinations.
Any action taken by, or inaction of, the Company, any Subsidiary, or the Committee relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4 Reliance on Experts.
In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company. No director, officer or agent of the Company or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

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4. Shares of Common Stock Subject to the Plan; Share Limits.

4.1 Shares Available.
Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Company’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Company and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2 Share Limits.
The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to 3,500,000 shares of Common Stock.

The following limits also apply with respect to awards granted under this Plan:

a.	The maximum value of any awards granted to an Eligible Person who is a non-employee director in any consecutive 12-month period is $500,000 measured as of the grant date.

b.	Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.9.

4.3 Awards Settled in Cash.
To the extent that an award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of Section 4.2 of this Plan). (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the share limits of this Plan). Refer to Section 8.9 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4 Reservation of Shares; No Fractional Shares; Minimum Issue.
The Company shall at all times reserve a number of shares of Common Stock sufficient to cover the Company’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Company has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Committee may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

4.5 No Reissue of Shares.
Shares that are subject to or underlie awards which expire or for any reason are canceled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be available for subsequent awards under this Plan.

5. Awards.

5.1 Type and Form of Awards.
The Committee shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company or one of its Subsidiaries. The types of awards that may be granted under this Plan are (subject, in each case, to the no repricing provisions of Section 3.2):

5.1.1 Restricted Stock and Other Stock Awards. Restricted stock and other stock-based awards include: (a) restricted stock having a minimum vesting period of one year from the date of grant, stock bonuses, performance stock, stock units, restricted stock

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units, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any other award with a value derived from the value of or related to the Common Stock and/or returns thereon; or

5.1.2 Cash Awards. Cash awards may be granted consistent with Section 5.2 below.

5.2 Section 162(m) Performance-Based Awards.
Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.1 and 5.1.2 above may be granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Company on a consolidated basis or for one or more of the Company’s subsidiaries, divisions or business units, or any combination of the foregoing. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 Class; Committee. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Company or one of its Subsidiaries. The Committee approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Committee in its sole discretion: net income; pre-tax income; operating income; cash flow; earnings per share; return on equity; return on invested capital or assets; cost reduction or savings; funds from operations; funds from operations per share; funds from operations payout ratio; adjusted funds from operations; cash and/or funds available for distribution; funds available for distribution per share; funds available for distribution payout ratio; appreciation in the fair market value of Common Stock; return on investment; total return to shareholders; total shareholder return; net earnings; net operating income; earnings before or after any one or more of interest, taxes, depreciation or amortization; net debt; same store or same property revenue; same store or same property net operating income; dividend payout ratio; real estate or capital expenditures; non-stabilized assets, balance sheet or debt ratings management; or any combination or derivative thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Company or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criteria and specific performance goal or goals (“targets”) must be established and approved by the Committee during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The applicable performance measurement period may not be less than three months nor more than 10 years.

5.2.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. The maximum number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards that are granted to any one Participant in any one calendar year shall not exceed 1,000,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. In addition, the aggregate amount of compensation to be paid to any one Participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that Participant in any one calendar year shall not exceed $5,000,000. Awards that are canceled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code. Performance-Based Awards shall be paid, unless otherwise determined by the Committee, no later than 2 ½ months after the tax year in which the Performance-Based Award vests, consistent with the requirements of Section 409A of the Code.

5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Committee must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Committee will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

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5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Committee’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall terminate upon the first meeting of the Company’s shareholders that occurs in the fifth year following the year in which the Company’s shareholders first approve this Plan.

5.2.7 Additional Limitations. Notwithstanding any other provision of this Plan and except as otherwise determined by the Committee, any individual award granted under this Section 5.2 that is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be subject to any additional limitations that are requirements for qualification as performance-based compensation within the meaning of Section 162(m) of the Code, and this Plan and the applicable award agreement shall be deemed amended to the extent necessary to conform to such requirements.

5.2.8 Dividend Equivalent Rights. With respect to any Performance-Based Award, the Committee may provide that the Participant will have the right to receive a dividend equivalent right, provided that such dividend equivalent right shall be subject to the same terms and conditions of the underlying award.

5.3 Elective Restricted Stock Awards.
5.3.1.  Acquisition Shares.  Each year, Participants designated by the Committee may (i) elect to reduce Base Salary (as defined below) for the subsequent year (the “Reduction Year”) by a percentage amount to be applied to the acquisition of Restricted Stock (“Acquisition Shares”) and (ii) receive an Award based upon a multiple of the Acquisition Shares determined by the restriction period selected by the Participant (the “Restriction Multiple”). The minimum and maximum percentage of Base Salary that a Participant may elect to be reduced and applied to Acquisition Shares shall be determined by the Committee. The amount determined by the elected percentage of Base Salary shall be divided by the Fair Market Value of the Company’s stock to determine the number of Acquisition Shares. The amount of Base Salary applied to the acquisition of Restricted Stock shall reduce Base Salary of the Participant for the Reduction Year. For the purposes of this Section 5.3, “Base Salary” shall mean with respect to each Participant for a Plan Year, the base rate of compensation paid to a Participant by the Company for the Plan Year and excludes all other forms of compensation such as benefits, pension contributions and other cash payments, but does not exclude employee or employer contributions which are based upon an employee’s deferral of compensation, such as a nonqualified deferred compensation arrangement or a cash or deferred arrangement under section 401(k) of the Code, or any elective reduction of Base Salary pursuant to this Section 5.3.

5.3.2.  Restriction Multiple.  The Restriction Multiple shall be determined by Participant’s selection of a restriction period. The Restriction Multiple and restriction period shall be established by the Committee in its sole discretion.

5.3.3.  Election Notice.  Each Participant must deliver written notice of Participant’s election to obtain an Award pursuant to this Section 5.3 to the Director of Human Resources of HR, or other person appointed by the Committee, prior to the end of the last business day before the beginning of the Reduction Year. The notice shall contain the percentage reduction in Base Salary and the restriction period selected by the Participant. Unless otherwise approved by the Director of Human Resources of HR, this election shall be irrevocable by the Participant.

5.3.4.  The Award.  The product of the Restriction Multiple multiplied by the Acquisition Shares shall be the number of shares constituting an Award pursuant to this Section 5.3. Awards determined pursuant to this Section 5.3 shall be delivered to each Participant as soon as administratively feasible, but generally prior to the record date for payment of the dividend declared in January of the Reduction Year. Each Participant must be an Employee at the date of delivery of the Award to receive the Award.

5.4 Award Agreements.
Each award shall be evidenced by either (1) a written award agreement in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Committee may provide and, in each case and if required by the Committee, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company (other than the particular award recipient) to execute any or all award agreements on behalf of the Company. The award agreement shall set forth the material terms and conditions of the award as established by the Committee consistent with the express limitations of this Plan. Any award agreement evidencing awards intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

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5.5 Deferrals and Settlements.
Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee may also require or permit Participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan and in accordance with Section 409A of the Code. The Committee may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.6 Consideration for Common Stock or Awards.
Except as provided herein, the purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Committee, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award

•	cash, check payable to the order of the Company, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Committee;

•	the delivery of previously owned shares of Common Stock; or

•	by a reduction in the number of shares otherwise deliverable pursuant to the award.

In no event shall any shares newly-issued by the Company be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. The Committee shall not permit any Participant to pay any portion of the exercise or purchase price of any award granted under this Plan by means of a promissory note. The Company will not be obligated to deliver any shares unless and until it receives full payment of the purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Committee may at any time eliminate or limit a Participant’s ability to pay the purchase price of any award or shares by any method other than cash payment to the Company.

5.7 Definition of Fair Market Value.
For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Committee, the closing price of a share of Common Stock as reported on the New York Stock Exchange or any successor thereto (the “Exchange”) for the date in question or, if no sales of Common Stock were made on the Exchange on that date, the average of the closing prices of a share of Common Stock as reported on the next preceding day and the next succeeding day on which sales of Common Stock were made on the Exchange. The Committee may, however, provide with respect to one or more awards that the fair market value shall equal the closing price of a share of Common Stock as reported on the Exchange for the last trading day prior to the date in question or the average of the high and low trading prices of a share of Common Stock as reported on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Committee for purposes of the award in the circumstances. The Committee also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Committee may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.8 Transfer Restrictions.
5.8.1 Limitations on Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.8, by applicable law and by the award agreement, as the same may be amended: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; and (b) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the Participant.

5.8.2 Exceptions. The Committee may permit awards to be paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Committee may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

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5.8.3 Further Exceptions to Limits on Transfer. The transfer restrictions in Section 5.8.1 shall not apply to:

a.	transfers to the Company (for example, in connection with the expiration or termination of the award);

b.
the designation of a beneficiary to receive benefits in the event of the Participant’s death or, if the Participant has died, transfers to or exercise by the Participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

c.	transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Committee; or

d.	if the Participant has suffered a disability, permitted transfers on behalf of the Participant by his or her legal representative.

6.  Effect of Termination of Service on Awards.

6.1 General.
The Committee shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the Participant is not an employee of the Company or one of its Subsidiaries and provides other services to the Company or one of its Subsidiaries, the Committee shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the Participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2 Events Not Deemed Terminations of Service.
Unless the express policy of the Company or one of its Subsidiaries, or the Committee, otherwise provides, the employment relationship shall not be considered terminated in the case of: (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Company or one of its Subsidiaries, or the Committee; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law, or the Committee otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Company or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Company or one of its Subsidiaries may be suspended until the employee returns to service, unless the Committee otherwise provides or applicable law otherwise requires.

6.3 Effect of Change of Subsidiary Status.
For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Company a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Company or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7.  Adjustments; Acceleration.

7.1 Adjustments.
Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Committee shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other securities) that thereafter maybe made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan); (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards; (3) the grant or purchase of any outstanding awards; and/or (4) the securities, cash or other property deliverable upon payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Company as an entirety, the Committee shall equitably and proportionately adjust the performance

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standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2 Corporate Transactions-Assumption and Termination of Awards.
Upon the occurrence of any of the following: (a) any merger, combination, consolidation, or other reorganization; (b) any exchange of Common Stock or other securities of the Company; (c) a sale of all or substantially all the business, stock or assets of the Company; (d) a dissolution of the Company; or (e) any other event in which the Company does not survive (or does not survive as a public company in respect of its Common Stock); then the Committee may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable award agreement, each award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event.

The Committee may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement. In any of the events referred to in this Section 7.2 or in Section 7.3, the Committee may take such action contemplated by this Section 7.2 or Section 7.3 prior to such event (as opposed to on the occurrence of such event) to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Committee may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of the award if an event giving rise to an acceleration does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Committee pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3 Possible Acceleration of Awards for Terminations following Change in Control Events.
Without limiting Section 7.2, in the event of a Change in Control Event (as defined below) that results in the termination of employment of a Participant within 12 months of the Change in Control Event, the Committee may, in its discretion, provide for any such Participant that any share of restricted stock then outstanding shall fully vest free of restrictions, and, subject to compliance with the requirements of Section 409A of the Code, that any other award granted under this Plan that is then outstanding shall be payable to the holder of such award. The Committee may take such action with respect to all awards then outstanding or only with respect to certain specific awards identified by the Committee in the circumstances. For purposes of this Plan, “Change in Control Event” means the occurrence of any of the following after the Effective Date:

a.
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Healthcare Realty Trust Incorporated Common Stock ”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Healthcare Realty Trust Incorporated Voting Securities ”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (c)(1), (2) and (3) below, and (E) any acquisition by a Person who owned at least 25% of either the Outstanding Healthcare Realty Trust Incorporated Common Stock or the Outstanding Healthcare Realty Trust Incorporated Voting Securities as of the Effective Date or an affiliate of any such Person;

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b.
A change in the Board or its members such that individuals who, as of the later of the Effective Date or the date that is two years prior to such change (the later of such two dates is referred to as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

c.
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Healthcare Realty Trust Incorporated Common Stock and the Outstanding Healthcare Realty Trust Incorporated Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66 2/3% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Healthcare Realty Trust Incorporated Common Stock and the Outstanding Healthcare Realty Trust Incorporated Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 25% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 25% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board (determined pursuant to clause (b) above using the date that is the later of the Effective Date or the date that is two years prior to the Business Combination as the Measurement Date) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

d.
Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

Notwithstanding the foregoing, if a Change in Control Event constitutes a payment event with respect to any award which provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in clause (a), (b), (c) or (d) with respect to such award shall only constitute a Change in Control Event for purposes of the payment timing of such award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation 1.409A-3(i)(5). The Committee shall have full and final authority to determine conclusively whether a Change in Control Event of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control Event and any incidental matters relating thereto.

7.4 Other Acceleration Rules.
The Committee may override the provisions of Section 7.2 and/or 7.3 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Committee may approve.

8.  Other Provisions.

8.1 Compliance with Laws.
This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws,

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rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2 No Employment/Service Contract.
Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other Participant any right to continue in the employ or other service of the Company or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.2, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.3 Plan Not Funded.
Awards payable under this Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or one of its Subsidiaries and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

8.4 Tax Withholding.
Upon any vesting or payment of any award, the Company or one of its Subsidiaries shall have the right at its option to:

a.
require the Participant (or the Participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

b.
deduct from any amount otherwise payable in cash to the Participant (or the Participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Committee may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, that the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value, necessary to satisfy the minimum applicable withholding obligation, vesting or payment. The Company may not accept a promissory note from any Eligible Person in connection with taxes required to be withheld upon the vesting or payment of any award under this Plan.

8.5 Effective Date, Termination and Suspension, Amendments.
8.5.1 Effective Date. This Plan is effective as of February 3, 2015, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to shareholder approval no later than twelve months after the Effective Date. The Plan shall continue until terminated by the Board or the Committee in its sole discretion. After the termination of this Plan, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Committee with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan. Upon shareholder approval of this Plan, the 2007 Plan will be deemed to be superseded and the remaining shares available for grant thereunder shall be cancelled. The 2007 Plan shall continue to govern any outstanding awards and the authority of the Committee with respect thereto, including the authority to amend such awards.

8.5.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

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8.5.3 Shareholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to shareholder approval.

8.5.4 Amendments to Awards. Without limiting any other express authority of the Committee under (but subject to) the express limits of this Plan, the Committee by agreement or resolution may waive conditions of or limitations on awards to Participants that the Committee in the prior exercise of its discretion has imposed, without the consent of a Participant, and (subject to the requirements of Sections 3.2 and 8.5.5) may make other changes to the terms and conditions of awards.

8.5.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Company under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.5.

8.6 Privileges of Stock Ownership.
Except as otherwise expressly authorized by the Committee or this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the Participant. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

8.7 Governing Law; Construction; Severability.
8.7.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Maryland.

8.7.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.7.3 Plan Construction.

a.
Rule 16b-3. It is the intent of the Company that the awards and transactions permitted by awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Company shall have no liability to any Participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

b.
Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, or payable based on attainment of one or more performance goals related to the Business Criteria granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Company that (to the extent the Company or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.8 Captions.
Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.9 Stock-Based Awards in Substitution for Awards Granted by Other Company.
Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Company or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company or one of its

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Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Company or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.10 Non-Exclusivity of Plan.
Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.11 No Corporate Action Restriction.
The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary; (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary; (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary; (d) any dissolution or liquidation of the Company or any Subsidiary; (e) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary; or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Committee, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action.

8.12 Other Healthcare Realty Trust Incorporated Benefit and Compensation Programs.
Payments and other benefits received by a Participant under an award made pursuant to this Plan shall not be deemed a part of a Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary, except where the Committee expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Company or its Subsidiaries.

8.13 Section 409A.
The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything to the contrary, a Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A of the Code until the Participant has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan or any plan, arrangement or agreement with the Healthcare Realty Trust Incorporated, during the six (6) month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of this Plan, each amount to be paid or benefit to be provided to the Participant pursuant to this Plan, which constitute deferred compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code.

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HEALTHCARE REALTY TRUST INCORPORATED
COMMON STOCK PROXY
HEALTHCARE REALTY TRUST INCORPORATED
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 12, 2015: The Proxy Statement and the Company’s Annual Report to Shareholders for the year ended December 31, 2014 are available at http://www.viewproxy.com/healthcarerealty/2015.
The undersigned hereby appoints B. Douglas Whitman II and John M. Bryant, Jr., and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 12, 2015, at 10:00 a.m. (local time), and at any adjournment thereof.
This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (1) FOR the Charter Amendment to declassify the Board of Directors (the "Charter Proposal"); (2) if the Charter Proposal is approved, FOR the election of the eight nominees listed below to serve as directors until the 2016 Annual Meeting and until their successors are duly elected and qualified; (3) if the Charter Proposal is not approved, FOR the three nominees listed below to serve as directors until the 2018 Annual Meeting and until their successors are duly elected and qualified; (4) FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the Company's 2015 fiscal year; (5) FOR the resolution approving the compensation of the Company’s Named Executive Officers on a non-binding advisory basis;(6) FOR the Healthcare Realty Trust Incorporated 2015 Stock Incentive Plan; and (7) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting. Pursuant to the rules of the New York Stock Exchange, if a shareholder holds shares through an account with a bank, broker or other nominee and does not provide voting instructions in accordance with this Proxy Statement, such shares may not be voted by the nominee for the above items (1), (2), (3), (5), (6), and (7), in each case resulting in a broker non-vote.
1. Approval of the Charter Amendment to declassify the Company's Board of Directors.

❑FOR	❑AGAINST	❑ABSTAIN
2. Election of Directors, if Charter Proposal is approved:

	For	Withhold		For	Withhold		For	Withhold
01- David R. Emery	☐	☐	02- Errol L. Biggs, Ph.D.	☐	☐	03- Charles Raymond Fernandez, M.D.	☐	☐
	For	Withhold		For	Withhold		For	Withhold
04 - Edwin B. Morris III	☐	☐	05 - John Knox Singleton	☐	☐	06- Bruce D. Sullivan	☐	☐
	For	Withhold		For	Withhold
07- Roger O. West	☐	☐	08- Dan S. Wilford	☐	☐

3. Election of Class 1 Directors, if Charter Proposal is not approved:

	For	Withhold		For	Withhold		For	Withhold
01- Errol L. Biggs, Ph.D.	☐	☐	02- Charles Raymond Fernandez, M.D.	☐	☐	03- Bruce D. Sullivan	☐	☐

4. Ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5. To approve the following resolution:
RESOLVED, that the shareholders of Healthcare Realty Trust Incorporated approve, on a non-binding advisory basis, the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders.

☐FOR	☐AGAINST	☐ABSTAIN

6. Approval of the Healthcare Realty Trust Incorporated 2015 Stock Incentive Plan.

☐FOR	☐AGAINST	☐ABSTAIN

7. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Date:
Signature:

IMPORTANT
Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.